   As filed with the Securities and Exchange Commission on February 18, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------
                          Amendment No. 1 to FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------
                               Evoke Incorporated
             (Exact name of registrant as specified in its charter)

             Delaware                             7375                            84-1407805
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number)          Identification Number)

                                  -----------
                               1157 Century Drive
                              Louisville, CO 80027
                                 (800) 878-7326
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                               Paul A. Berberian
          Chairman of the Board, Chief Executive Officer and President
                               Evoke Incorporated
                               1157 Century Drive
                              Louisville, CO 80027
                                 (800) 878-7326
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

              Michael L. Platt, Esq.                            Julie T. Spellman, Esq.
           Stephanie A. Anagnostou, Esq.                        Cravath, Swaine & Moore
                Cooley Godward LLP                                  Worldwide Plaza
         2595 Canyon Boulevard, Suite 250                          825 Eighth Avenue
              Boulder, CO 80302-6737                               New York, NY 10019
                  (303) 546-4000                                     (212) 474-1000

                                  -----------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
                                  -----------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2000

PROSPECTUS

                                     [LOGO]

                                       Shares

                               Evoke Incorporated
                        (formerly VStream Incorporated)

                                  Common Stock

                                 $    per share

                                   --------

  We are selling     shares of our common stock. The underwriters named in this
prospectus may purchase up to     additional shares of our common stock to
cover over-allotments.

  This is an initial public offering of shares of our common stock. Evoke Incorporated currently expects the initial public offering price to be between
$    and $    per share. We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "EVOK."

                                   --------

  Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                  Per Share Total
                                                  --------- -----
Initial Public Offering Price                       $       $
Underwriting Discount                               $       $
Proceeds to Evoke Incorporated (before expenses)    $       $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about     , 2000.

                                   --------

Salomon Smith Barney
        Robertson Stephens
                  Thomas Weisel Partners LLC
                                   CIBC World Markets

    , 2000

                            [Description of Artwork]

   You should rely only on the information contained in this prospectus. Evoke has not authorized anyone to provide you with different information. Evoke is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 ------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Prospectus Summary......................................................    2
Risk Factors............................................................    6
Forward-Looking Statements; Market Data.................................   18
Use of Proceeds.........................................................   19
Dividend Policy.........................................................   19
Dilution................................................................   20
Capitalization..........................................................   21
Selected Financial Data.................................................   22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................   23
Business................................................................   28
Management..............................................................   42
Certain Relationships and Related Transactions..........................   52
Principal Stockholders..................................................   54
Description of Capital Stock............................................   56
Shares Eligible for Future Sale.........................................   60
United States Tax Consequences to Non-United States Holders.............   61
Underwriting............................................................   64
Legal Matters...........................................................   66
Experts.................................................................   66
Where You Can Find Additional Information...............................   66
Index to Financial Statements...........................................  F-1

                                 ------------

   Until     , 2000 (25 days after the date of this prospectus), all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights some of the information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the financial statements, before you decide to buy our common stock.

Our Company

   We are a leading provider of Internet communication services that allow users to communicate and exchange voice, video and visuals in a simple, cost-effective manner through web-based applications and technologies. We offer business-to-business communication services based on our proprietary systems that integrate traditional telephony technology with powerful streaming media and web collaboration tools. Our suite of application services currently consists of our flagship Evoke Webconferencing service, live and on-demand streaming through our Evoke Webcasting services and voice-to-email messaging through Evoke Talking Email. We market these services to large and medium-sized corporations and high growth Internet-centric companies through our direct sales force. We also partner with leading Internet sites, such as Excite@Home and Blue Mountain Arts, to offer our proprietary systems as co-branded services to extend our reach to small businesses, home offices and consumers.

   Since our inception in April 1997, we have raised approximately $110 million from leading strategic and venture capital investors including Centennial Ventures, EMC, Excite@Home, Panasonic, Pequot Capital and SOFTBANK Technology Ventures. Through the end of 1999, we provided Evoke Webcasting and Evoke Webconferencing services to over 550 business customers including Cisco Systems, Excite@Home, MessageMedia, Microsoft and Wells Fargo Bank.

Our Services

   We currently offer three easy-to-use, highly functional Internet communication services:

  . Evoke Webconferencing is an automated conferencing service that leverages the power, reach and visual support of the Internet and the reliability and universal availability of traditional telephone conferencing services. Evoke Webconferencing users can instantly establish a meeting without operator intervention, join participants on the phone and web to share visuals and present the event as a live or recorded web cast.

  . Evoke Webcasting provides customers with a complete solution for controlled delivery of voice, video and visuals over the Internet or corporate intranets. We capture content from our customers' live and recorded events, encode, track and manage it, providing an end-to-end, cost-effective streaming solution.

  . Evoke Talking Email allows users to record a free voice message up to 30 seconds long and send it as an email message. The service has the capability to deliver the message to thousands of users simultaneously. Additionally, users can post their voice message as a link embedded on a web page.

Our Market Opportunity

   The Internet has emerged as a global medium for communication and commerce, enabling millions of individuals to communicate and conduct business electronically. The demand for Internet communication services is driven by the increasing globalization of operations, geographically-dispersed work teams, shared decision making, accelerated workforce training and increasing pressure to reduce operating costs. According to International Data Corporation, the Internet telephony market is expected to grow from approximately $500 million in 1999 to approximately $12 billion in 2003. This market includes Internet long distance, voice-enabled e-commerce applications such as web conferencing and other enhanced services. Although many companies offer various types of communication services, including traditional conferencing, web collaboration and streaming services, we believe that there is a significant opportunity for an integrated Internet communication solution that combines these standalone applications into a powerful suite of services.

Our Solution

   Our integrated Internet communication services combine emerging communication technologies, such as web conferencing, web collaboration and streaming media, with traditional telephony and other communication technologies. The key benefits of our solution include:

  . Easy-to-Use, Powerful Communication Tools. Our services offer simple yet powerful functions to appeal to the broadest customer base.

  . Superior Functionality. Our communication services leverage the power of the Internet to increase a user's flexibility, interactivity and control as compared to more traditional methods of communication.

  . Automated Services. Most of our services are fully automated and require no human intervention, while customer support is available upon request.

  . Significant Cost Saving Opportunities. Our customers reduce cost by minimizing the need for expensive and time intensive business travel or specialized conferencing software or equipment.

  . Reliable and Scalable Infrastructure. We have designed our infrastructure to meet stringent telecommunication-grade reliability requirements and to be scalable with the growth of our business.

Our Strategy

   We intend to become the global leader in Internet communication services by developing a broad range of services to meet the diverse communication needs of businesses and consumers. To achieve this objective, we have developed the following strategies:

  . Leverage Proprietary Systems to Quickly Develop Innovative Services. We have designed our infrastructure, technologies and proprietary systems to enable us to quickly and reliably develop new services and improve upon our existing services.

  . Aggressively Market Through Multiple Distribution Channels. We intend to aggressively market our services through multiple distribution channels including direct sales, co-branding, affiliate programs and indirect sales.

  . Migrate Users to More Sophisticated Services. We intend to attract users with our basic services and migrate them to more advanced web-based services as their communication needs and levels of sophistication change.

  . Increase Brand Awareness. We intend to establish Evoke as a leading Internet communication services brand through Internet, print and broadcast advertising and by forming additional strategic partnerships with leading Internet companies to offer co-branded services.

  . Aggressively Expand Our Infrastructure and Capacity. We plan to aggressively expand our telephony, Internet and hardware infrastructure and capacity in advance of customer demand and in anticipation of new service offerings.

  . Expand through Acquisitions and International Joint Ventures. We intend to expand our leadership position in the Internet communication services market through acquisitions and international joint ventures.

                                  The Offering

Common stock offered........        shares

Common stock outstanding
 after this offering........
                                    shares

Use of proceeds.............  We intend to use the net proceeds of this offering to expand our sales force and marketing activities, further develop our services and systems, increase our operational capacity, finance potential acquisitions, joint ventures or investments and for general corporate purposes.

Proposed Nasdaq National
 Market Symbol..............  EVOK

   Throughout this prospectus, the number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of January 31, 2000. It also reflects the automatic conversion of all outstanding series of preferred stock into common stock. This information excludes:

  .        shares that could be sold to the underwriters upon the exercise of their option to purchase additional shares;

  . 2,681,540 shares that could be issued upon the exercise of options outstanding as of January 31, 2000 at a weighted average exercise price of $1.19 per share; and

  . 117,788 shares that could be issued upon the exercise of warrants outstanding as of January 31, 2000 at a weighted average exercise price of $1.29 per share.

                                  ------------

   We were incorporated in Delaware in April 1997 under the name Intellistat Media Research, Inc. In July 1997, we changed our name to VStream Incorporated and in February 2000 we changed our name to Evoke Incorporated. Our principal executive office is located at 1157 Century Drive, Louisville, Colorado 80027 and our telephone number is (800) 878-7326. Our web site adress is www.evoke.com. Our trademarks and service marks include "Evoke," "evoke.com," "Evoke Webconferencing," "Evoke Talking Email," "Evoke Webcasting," "Live Evoke Webcasting" and "On-Demand Evoke Webcasting." Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder. Unless we tell you otherwise, "Evoke," "we," "us" and "our" in this prospectus refer to Evoke Incorporated. Information contained on our web site or any other web site does not constitute part of this prospectus.

                             Summary Financial Data

   The following table sets forth summary financial data for our business. You should read this information together with the financial statements and the notes to those statements included elsewhere in this prospectus.

                             Period from
                              Inception
                           (April 17, 1997)       Year Ended December 31,
                           to December 31,    ---------------------------------------
                                 1997             1998              1999
                         ------------------------------------  -----------------
                          (in thousands, except share and per share data)
Statement of Operations
 Data:
  Revenue...............     $            --  $           675  $           2,246
  Gross profit (loss)...                (106)            (121)           (1,122)
  Loss from operations..                (764)          (3,494)          (11,253)
  Net loss..............                (749)          (3,272)          (10,854)
  Basic and diluted net
   loss per share.......     $         (2.95) $         (6.86) $         (16.61)
  Shares used in
   computing net loss
   per share--basic and
   diluted..............             254,264          477,123            653,594
  Pro forma basic and
   diluted net loss per
   share................                                       $          (0.51)
  Shares used in
   computing pro forma
   net loss per share--
   basic and diluted....                                              21,330,732

   Pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering as if the conversion occurred on January 1, 1999, or at the date the preferred stock was actually issued, if later.

   The following table is a summary of our balance sheet as of December 31,
1999. The pro forma column gives effect to the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering. The pro forma as adjusted column reflects our receipt of the
estimated net proceeds from the sale of the     shares of common stock we are
selling in this offering at an assumed initial public offering price of $  per share, after deducting estimated underwriting discounts and commissions and expenses.

                                         December 31, 1999
                         -------------------------------------------------------
                                                                  Pro Forma
                                Actual         Pro Forma         as Adjusted
                         ------------------------------------  -----------------
                                          (in thousands)
Balance Sheet Data:
  Cash and cash
   equivalents..........            $ 89,234  $        89,234         $
  Working capital.......              79,920           79,920
  Total assets..........             110,338          110,338
  Long-term debt, less
   current portion......               2,260            2,260
  Redeemable convertible
   preferred stock and
   warrants.............             111,247               --
  Total stockholders'
   equity (deficit).....             (13,927)          97,320

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, together with information contained elsewhere in this prospectus, before you decide whether to buy our common stock.

Risks Relating to Our Business

   We have a history of losses, we expect continuing losses and we may never attain profitability

   If we do not achieve or sustain profitability in the future, we may be unable to continue our operations. Our operating costs have exceeded our revenues in each quarter since our inception in April 1997. We have incurred cumulative net losses of approximately $15 million from our inception through December 31, 1999, and we anticipate a net loss through at least the end of 2001. Our revenues may not continue to grow and we may not achieve or maintain profitability in the future. In addition, we expect that our sales and marketing, research and development, and general and administrative expenses will increase significantly in the future as compared to prior periods. Accordingly, we must significantly increase our revenue to achieve and maintain profitability and to continue our operations.

   We have a limited operating history, which makes it difficult to evaluate our business

   We have a limited operating history, and you should not rely on our recent results as an indication of our future performance. We were incorporated in April 1997 and first recorded revenue from Evoke Webcasting in January 1998. We only began commercially offering our flagship service, Evoke Webconferencing, in April 1999. Due to our limited operating history and the rapidly changing nature of the Internet communication services market, it is difficult or impossible for us to predict future results, and you should not expect our future revenue growth to equal or exceed our recent growth rates. You should consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by growing companies in rapidly evolving markets, such as the markets for web conferencing, web collaboration and streaming services. Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks will harm our business.

   We may fail to meet market expectations because of fluctuations in our quarterly operating results, which would cause our stock price to decline

   As a result of our limited operating history, the rapidly changing nature of the markets in which we compete and the other risks described in this section, our quarterly operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. Accordingly, our quarterly operating results are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would decline.

   Variations in our quarterly operating results may be caused by a number of factors, many of which are beyond our control, including:

  .   our ability to expand our customer base and retain current customers;

  . how and when we introduce new services and enhance our existing services;

  . the success of building our new brand and continued marketing campaigns;

  .   our ability to establish and maintain strategic partnerships;

  .   the demand for Internet communication services;

  .   delays in the length of our sales cycles;

  .   the emergence and success of new and existing competition;

  . varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;

  . our ability to protect our proprietary systems and other intellectual property;

  . technical difficulties with our services, system downtime, system failures or interruptions in Internet access;

  .   costs related to the acquisition of businesses or technology;

  . price-based competition by our conferencing, collaboration and streaming competitors; and

  .   costs of litigation.

   In addition to the factors listed above, we expect our results will fluctuate based on seasonal sales patterns. Our operating results for 1999, for example, show decreases in the use of Evoke Webconferencing around the Thanksgiving, Christmas and New Year holidays. We expect that our revenues during these holiday seasons and others, including the summer holiday period, will decrease as compared to other periods of the year.

   Our business will suffer if the market for Internet communication services fails to grow

   Our business will be harmed if use of the Internet as a communication medium does not continue to develop, or if it develops more slowly than we expect. The market for Internet communication services is new and rapidly evolving. Our success depends on the adoption of Internet communication services by current and future customers as an integral part of their businesses. Our current and planned services are very different from the traditional communication solutions that our customers have historically used. Growth in profitability from Evoke Webconferencing will depend in part on significantly more customers using Evoke Webconferencing's web-based features in addition to our traditional conferencing features. In the fourth quarter of 1999, only a small percentage of Evoke Webconferencing users proactively used the web in this way. Businesses that have already invested substantial resources in traditional or other methods of communications may be reluctant to adopt new Internet communication services. If sufficient demand for our services does not develop, our business will be harmed. As a result, the price of our common stock would decline.

   Our recent name change may confuse our customers and business partners, which could adversely affect the results of our operations and the price of our stock

   In February 2000, we changed our name from VStream Incorporated to Evoke Incorporated and our web site from www.vstream.com to www.evoke.com. We also changed the name of each of our services to reflect our new Evoke brand. These changes may confuse our customers, business partners and investors, which could harm our business. We have invested significant resources in developing the VStream brand and the names of our services associated with it. We may be unsuccessful in transferring any or all of the brand equity that we have created in the VStream brand to our new brand. We plan to incur significant sales and marketing expense in an attempt to build a strong brand identity centered around our new name and we may not be successful.

   We depend on single source suppliers for key components of our infrastructure, the loss of which could cause significant delays and costs in providing services to our existing and prospective customers

   We purchase key components of our telephony infrastructure from a single supplier. These components, called multipoint control units, form the basis of our audio conferencing infrastructure, upon which the majority of our services rely. In order to continue to expand our infrastructure capacity, we must be able to purchase additional multipoint control units from this supplier. We have no guaranteed supply arrangements nor a contract with the supplier of these components. Because we do not have a contract with this supplier, it may unilaterally increase its prices for these components, and as a result, we could face higher than expected operating costs and impaired operating results. We also rely on a single supplier for storage hardware, which stores critical operations data and maintains the reliability of our services. Our agreement with this supplier has a two-year term, which may be extended by this supplier for an additional two years.

   In addition, any extended reduction, interruption or discontinuation in the supply of these key components would cause significant delays and costs in providing services to our existing and prospective customers. We would also experience difficulties in obtaining alternative sources or in integrating alternative components into our technology platform. In addition, it is possible that alternative sources of these components may not provide compatible units made on commercially reasonable terms, on a timely basis or at all. If any of these risks were to occur, our business would be substantially harmed.

   If any of the third party technologies and services that we use become unavailable to us, our ability to offer our services will be substantially harmed

   We are highly dependent on the third party technologies and services that we use in our services. We license streaming software from two suppliers in order to deliver our streaming services. If these vendors change their streaming software, our software may become inoperable, the functionality of our services would decline and we would suffer significant delays and costs in attempting to reengineer our services. We also rely on third party services, such as Internet access, transport and long distance providers. These companies may not continue to provide services to us without disruptions, at the current cost, or at all, and the costs associated with a transition to a new service provider would be substantial. We may be required to reengineer our systems and infrastructure to accommodate a new service provider. This process would be both expensive and time-consuming. In addition, in the past, we have experienced disruptions and delays in our services due to service disruptions from these providers. Any interruption by our service providers would also likely disrupt the operation of our delivery platform, causing a loss of revenues and potential loss of customers. Such losses could substantially harm our business.

   A small number of our customers account for a high percentage of our revenue and the loss of a major customer could hurt our operating results and cause our stock price to decline

   A small number of customers account for a high percentage of our revenue. The loss of any of these major customers could result in lower than expected revenue and cause our stock price to decline. For the year ended December 31, 1999, Microsoft accounted for 21% of our revenue by subsidizing third-party use of our services in conjunction with the adoption of its technologies. During 1999, Cisco Systems accounted for 9% of our revenue. We expect that a small number of customers will continue to account for a high percentage of our revenue. Our customers depend on the reliability of our services and we may lose a customer if we fail to provide reliable services for even a single communication event. Few of our customers enter into contracts that obligate them to purchase our services. When they do enter into contracts, the customer can cancel the contract with little notice. Most customers do not have any obligation to purchase additional services from us or to continue to use our current services. As a result, we may face increased downward pricing pressure that could adversely impact our revenue and operating results.

   We may not successfully develop new services and delays in the introduction of new services may harm our business

   We have several services currently in the development stage, such as voice chat and a wireless Evoke Webconferencing platform, and intend to develop future services any of which may be critical to our future success. Our growth depends on our ability to develop and continue to develop leading edge Internet communication services. We may not successfully identify, develop and market new services in a timely and cost-effective manner. If we develop services that fail to achieve widespread market acceptance or that fail to generate significant revenues to offset development costs, our business would be harmed. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to timely respond to technological changes, evolving industry standards, competitive developments or customer requirements. In addition, some of these offerings may require us to acquire technologies or form relationships with third parties and we cannot be certain that we will be able to identify suitable candidates or come to terms acceptable to us for any such acquisition or relationship. In addition, we may not successfully alter the design of our systems to quickly integrate new technologies.

   Competition in the Internet communication services market is intense and we may be unable to compete successfully

   The market for Internet communication services is relatively new, rapidly evolving and intensely competitive. We expect that many more companies will enter this market and invest significant resources to develop Internet communication services. These competitors may offer or develop products or services that perform better than ours. Competition will continue to intensify and may result in price reductions, reduced sales and margins, loss of market share and reduced acceptance of our services.

   We compete with providers of traditional teleconferencing services, including AT&T, Global Crossing and MCI WorldCom. These companies currently offer teleconferencing services as part of a bundled telecommunications offering, which may include video and data conferencing services and other collaboration services. We also compete directly with companies that provide Internet collaboration services and software, including Centra Software, Contigo Software, PlaceWare and WebEx. In addition, we compete with companies that provide voice messaging services and streaming content delivery services, hardware and software, including iBeam, InterVu and Broadcast.com, a division of Yahoo!.

   Many of our current and potential competitors have larger customer bases, longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. Telecommunication providers, for example, enjoy lower per-minute long distance costs as a result of their ownership of the underlying telecommunications network. In addition, these potential competitors may choose to enter or expand their positions in the Internet communication services market by acquiring one of our existing competitors or by forming strategic alliances with these competitors. Any of these occurrences could harm our ability to compete effectively.

   We could lose or fail to form strategic partnerships that are important to our business, including Blue Mountain Arts and Excite@Home

   Our strategic partnerships are critical to our success because they help us strengthen our brand awareness and reach a broader customer base. The loss of current strategic partnerships and our failure to find other strategic partners in a timely manner could harm our business. Our strategic partnership with Blue Mountain Arts, for example, accounted for a substantial majority of the Evoke Talking Email messages processed by our systems in January 2000. The loss of this relationship would significantly harm our strategy to increase brand awareness using Evoke Talking Email. We may become more reliant on strategic partners in the future, which would increase the risk to our business of losing these partnerships. Additionally, we may not be successful in forming strategic partnerships and the efforts of our strategic partners may not be successful.

   In November 1999, we entered into a strategic partnership with Excite@Home for a term of two years, pursuant to which we will provide our Internet communication services to users of Excite@Home's web properties. Excite@Home may terminate the partnership under certain circumstances, including circumstances beyond our control. Early termination of our partnership with Excite@Home may harm our reputation, decrease the size of our user base and cause our stock price to decline. Moreover, Excite@Home is indirectly controlled by AT&T. AT&T's teleconferencing services currently compete with Evoke Webconferencing, and AT&T may seek to expand its product offerings into Internet communications in the future.

   Our failure to manage our planned rapid growth could cause our business to suffer

   We plan to expand our operations rapidly and to significantly add to our infrastructure. This expansion is expected to place a significant strain on our managerial, operational and financial resources, and we may not effectively manage this future growth. Expanding our business will require us to invest significant amounts of capital to compete with other providers that may have more experience and greater resources than we do. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time expanding into new areas. Our failure to manage our growth effectively could substantially harm our business.

   Additionally, our planned rapid growth requires us to order equipment, some of which has substantial development and manufacturing lead times. If we do not order equipment in a timely and efficient manner in order to support our growth, our business will be substantially harmed.

   We face risks associated with international operations, such as our potential joint venture with @viso Limited, that may harm our business

   We intend to expand into international markets and to spend significant financial and managerial resources to do so. In particular, we are currently forming a joint venture to create Evoke Europe, which, if successful, will expand our operations to continental Europe and the United Kingdom. If we fail to form this joint venture, we would need to identify other strategic partners and agree on terms in order to expand internationally. If we were not able to do so, we may not be able to expand internationally, which could harm our financial results and cause our stock price to decline. In addition, even if our joint venture with @viso Limited is formed, the venture may not be successful. If our revenues from this and other international operations do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer.

   We have no experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

  .  varying technology standards from country to country;

  .  uncertain protection of intellectual property rights;

  . inconsistent regulations and unexpected changes in regulatory requirements;

  . difficulties and costs of staffing and managing international operations;

  .  political and economic instability;

  .  wage and price controls;

  .  fluctuations in currency exchange rates;

  .  linguistic and cultural differences;

  . difficulties in collecting accounts receivable and longer collection periods;

  .  imposition of currency exchange controls; and

  .  potentially adverse tax consequences.

   Any of these factors could adversely affect our international operations and, consequently, our business and operating results.

   In addition, our expansion into international markets will require us to develop specific technology that will allow our current systems to work with international telephony systems. We may not develop this technology in a timely manner, in a way to prevent service disruptions or at all.

   We may acquire other companies or form joint ventures, which could negatively affect our operations and financial results or dilute our existing stockholders

   We expect to review acquisition, joint venture and investment prospects that would complement our current services, enhance our technical capabilities or offer growth opportunities. We have limited experience in acquisition activities and may have to devote substantial time and resources in order to complete potential acquisitions. We may not identify or complete acquisitions in a timely manner, on a cost effective basis or at all. These transactions entail numerous risks that could harm our operating results and cause our stock price to decline, including:

  . difficulties in integrating acquired operations, technologies, products and services, information systems and personnel;

  .  unanticipated costs that may harm our operating results;

  .  diversion of management's attention from other business concerns; and

  . risks of entering markets in which we have no or limited prior experience.

   In addition, if we were to make any acquisitions, we could:

  .  issue equity securities that would dilute our stockholders;

  .  incur debt;

  .  assume unknown or contingent liabilities; or

  . experience negative effects on our reported results of operations from acquisition-related charges and of amortization of acquired technology, goodwill and other intangibles.

   Any of these risks could harm our business, operating results and financial condition. We may use a portion of the net proceeds of this offering for future acquisitions, joint ventures or investments.

   We may not be able to obtain additional capital to fund our operations when needed

   We will need to raise additional funds in the future. If our capital requirements vary significantly from our current plans or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. Any future financing we require may not be available on a timely basis, in sufficient amounts or on terms acceptable to us.

   If we cannot obtain adequate funds on acceptable terms, then we may be unable to:

  .  fund our capital requirements;

  .  take advantage of strategic opportunities;

  .  respond to competitive pressures; and

  .  develop or enhance our services.

   If we raise additional funds by issuing additional equity securities, our existing stockholders will experience dilution, and, if approved by our stockholders, the newly issued securities could have rights superior to those of the shares of common stock sold in this offering. If we raise additional funds by issuing debt securities, we may also become subject to significant limitations on our operations.

   We depend on key executives who may leave us at any time

   Our success substantially depends on the continued employment of our executive officers, particularly Paul Berberian, our Chairman of the Board, Chief Executive Officer and President and James LeJeal, our Chief Operating Officer and Chief Financial Officer, and Todd Vernon, our Chief Technology Officer, whose knowledge of our company and technical expertise would be difficult to replace. The loss of the services of any of these executives or any of our other executive officers or key employees could materially harm our business. We maintain $2 million "key person" life insurance policies on each of Messrs. Berberian, LeJeal and Vernon. We only have employment agreements with Mr. Berberian and Mr. LeJeal.

   Our business will suffer if we do not attract and retain additional highly skilled personnel

   To successfully execute our business strategy, we must identify, attract, retain and motivate highly skilled sales and marketing, technical and managerial personnel. We are in the process of hiring a new Chief Financial

Officer. We also plan to significantly expand our operations and we will need to hire additional personnel as our business grows. Competition for personnel with Internet-related sales and marketing or technology skills is intense. We have experienced difficulties in hiring highly skilled technical personnel in the past and expect to continue to experience these difficulties in the future due to significant competition for such experienced personnel in our market. Failure to retain and attract necessary personnel could harm our business. Revenues from our business-to-business services, such as our flagship Evoke Webconferencing service, are substantially driven by our ability to attract, train and retain highly qualified sales personnel. We plan to increase the number of our direct sales representatives from 27, as of January 31, 2000, to at least 140 representatives by the end of 2000. A failure to attract this number of direct sales representatives would have a significant effect on our financial results and could cause our stock price to decline.

Risks Relating to Our Technology

   Our business will suffer if our systems fail or become unavailable

   A reduction in the performance, reliability or availability of our systems will harm our ability to distribute our services to our users, as well as our reputation. Some of our customers have experienced interruptions in our services in the past due to network outages, periodic system upgrades and internal system failures. Similar interruptions may occur from time to time in the future. Because our revenue depends largely on the number of users and the amount of minutes consumed by users, our business will suffer if we experience frequent or extended system interruptions.

   We maintain our primary data facility and hosting servers at our headquarters in Louisville, Colorado, and a secondary data facility in Boulder, Colorado. Our operations depend on our ability to protect these facilities and our systems against damage or interruption from fire, power loss, water, telecommunications failure, vandalism, sabotage and similar unexpected events. The occurrence of any of the foregoing risks would harm our business.

   A sudden and significant increase in traffic on our systems or infrastructure could strain the capacity of the software, hardware and systems that we use. This could lead to slower response times or system failures. Moreover, our customers depend on Internet service providers and other web site operators for access to our services. These providers have had interruptions in their services for hours and, in some cases, days, due to system failures unrelated to our systems. These interruptions could materially harm our reputation and our business.

   Unknown software defects could disrupt our services, which could harm our business and reputation

   We may not discover software defects that affect current or planned services or enhancements until after they are deployed. Our service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. In the past, we have experienced disruptions in service due to defects in software developed by us. Future defects could cause service interruptions, which could damage our reputation, increase our service costs, cause us to lose revenue, delay market acceptance and divert our development resources, any of which could cause our business to suffer.

   If our security system is breached, our business and reputation could suffer

   We must securely receive and transmit confidential information over public networks and maintain that information on internal systems. Our internal systems are accessible to a number of our employees. Although each of these employees is subject to a confidentiality agreement, we may be unable to prevent the misappropriation of this information. Our failure to prevent security breaches could damage our reputation, expose us to risk of loss or liability or otherwise harm our business, operating results and financial condition. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach.

   Our intellectual property is not currently patented, our competitors may be able to create systems with similar functionality to ours and third parties may obtain unauthorized use of our intellectual property

   The success of our business is substantially dependent on the proprietary systems that we have developed. These proprietary systems are not currently protected by any patents and we may not be successful in our efforts to secure patents for our proprietary systems. Other companies or individuals could develop and market similar systems and services and we would have no legal claim against them unless and until we obtain such protection.

   To protect our proprietary rights, we rely on a combination of trademarks, service marks, trade secrets, copyrights, confidentiality agreements with our employees and third parties, and protective contractual provisions. Our protection efforts may prove to be unsuccessful, and unauthorized parties may copy or infringe upon aspects of our technology, services or trademarks. Furthermore, the validity, enforceability and scope of protection for intellectual property such as ours in Internet-related industries is uncertain and still evolving. Existing trade secret, copyright and trademark laws offer only limited protection. Further, effective trade secret, copyright and trademark protection may not be available in every country in which we will offer our services and policing unauthorized use of our proprietary information is difficult.

   The development of technology that is similar to ours by our current or future competitors or the unauthorized use of our intellectual property by third parties would cause the value of our services to decline significantly and would substantially harm our business. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and the outcome could be uncertain.

   We may be subject to claims alleging intellectual property infringement

   We may be subject to claims alleging that we have infringed upon third party intellectual property rights. Claims of this nature could require us to spend significant amounts of time and money to defend ourselves, regardless of their merit. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, or halt distribution of our services while we re-engineer them or seek licenses to necessary intellectual property, which might not be available on commercially reasonable terms or at all. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. Any of these events could harm our business.

   We license and may continue to license third party technologies and we face risks in doing so

   The market for Internet communication services is rapidly evolving and we may need to license additional technologies to remain competitive. We are dependent on technology that we license from Audio Talk Networks to develop voice chat services over the Internet. AudioTalk may grant identical or similar licenses to others. If this license is terminated, we would be required to remove the licensed technology from any of these services that we develop. As a result, we would have to expend significant resources to develop comparable technology or license similar technology, if available on a timely basis, commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay the development of our services until equivalent technology can be identified, licensed and integrated. In addition, these third-party licenses may expose us to increased risks, including:

  .  risks related to the integration of new technology;

  . the diversion of resources from the development of our own proprietary technology; and

  . our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs.

   If we do not increase the capacity of our infrastructure in excess of customer demand, customers may experience service problems and our revenue may decrease

   We must continually increase our capacity in excess of customer demand. Our plans to rapidly expand our operations and to add customers also requires a significant increase in the capacity of our infrastructure. If we fail to increase our capacity, customers may experience service problems, such as busy signals, improperly routed calls and messages, and slower-than-expected download times. Service problems such as these would harm our reputation, cause us to lose customers and decrease our revenue. Conversely, if we overestimate our capacity needs, we will pay more for capacity than we actually use, resulting in increased costs without a corresponding increase in revenue, which would harm our operating results.

   We rely on the adoption of multimedia technology by corporations and our ability to transmit our services through corporate security measures

   In order to receive streamed media adequately, our users generally must have multimedia personal computers with certain microprocessor requirements, at least 28.8 kbps Internet access, a standard media player and a sound card. Installing and configuring these components may require technical expertise that some users do not possess. Furthermore, because of bandwidth constraints on corporate intranets and concerns about security, some information systems managers may block reception of streamed media within their corporate environments. In order for users to receive streaming media over corporate intranets and corporate firewalls, information systems managers may need to reconfigure these intranets and firewalls. Widespread adoption of streaming media technology depends on overcoming these obstacles, improving voice and video quality and educating customers and users in the use of streaming media technology. If streaming media technology fails to achieve broad commercial acceptance or such acceptance is delayed, our business could be substantially harmed.

Risks Relating to Our Industry

   We may experience service disruptions due to problems with the infrastructure of the Internet

   If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, specifically the demands of delivering high-quality communication services. As a result, its performance and reliability may decline. Some web sites have experienced service problems caused by hackers who manipulate their web sites through illegal means. In addition, web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our services, could grow more slowly or decline.

   Our industry is experiencing consolidation that may intensify competition

   The Internet industry has recently experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic partnerships could harm us in a number of ways. For example:

  . competitors could acquire or partner with companies with which we have strategic partnerships and discontinue our partnership, resulting in the loss of distribution opportunities for our services or the loss of certain enhancements or value-added features to our services;

  . a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our services; or

  .  a competitor could acquire or partner with one of our key suppliers.

   Changes in telecommunications regulations could reduce demand for our services

   Several telecommunications carriers are advocating that the Federal Communications Commission regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. Recent events suggest that the FCC may begin regulating the Internet in such a way. In addition, we operate our services throughout the United States and regulatory authorities may seek to regulate aspects of our services as telecommunication activities. Any such regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our services or otherwise harm our business.

   We are subject to risks associated with governmental regulation and legal uncertainties

   It is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet that might affect us. These laws may relate to areas such as:

  .  copyright and other intellectual property rights;

  .  encryption;

  . personal privacy concerns, including the use of "cookies" and individual user information;

  .  e-commerce liability; and

  .  email, network and information security.

   Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

   We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media and personal privacy and data protection apply to the Internet. The vast majority of these laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

  .  limit the growth of the Internet;

  . create uncertainty in the marketplace that could reduce demand for our services;

  .  increase our cost of doing business;

  . expose us to significant liabilities associated with content available on our websites or distributed or accessed through our services; or

  . lead to increased product development costs, or otherwise harm our business.

   We may be subject to assessment of sales and other taxes for the sale of our services, license of technology or provision of services

   We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our services, license of technology or provision of services. In October 1998, the Internet Tax Freedom Act (ITFA) was signed into law. Among other things, the ITFA imposes a three-year moratorium on discriminatory taxes on e-commerce. Nonetheless, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would be harmed if one or more states or any foreign country were to require us to collect sales or other taxes from current or past sales of services, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

Risks Associated with This Offering

   Control by existing stockholders may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval

   Following the offering, our executive officers, directors and our stockholders who currently own over five percent of our common stock will, in
the aggregate, beneficially own approximately    % of our outstanding common
stock. These stockholders, if they vote together, will be able to significantly influence matters that we require our stockholders to approve, including electing directors and approving significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control, which could result in a lower stock price.

   Future sales of our common stock in the public market could cause our stock price to fall and decrease the value of your investment

   The market price of our common stock could fall if our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering. Such sales might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After
this offering, there will be   shares of our common stock outstanding.
Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock that may be sold in the public market. However, Salomon Smith Barney, in its sole discretion, may release all or some portion of the securities subject to lock-up agreements. Some stock and warrant holders are entitled to certain registration rights. The exercise of such rights could adversely affect the market price of our common stock.

   Certain provisions in our corporate documents may discourage our acquisition by others and thus depress our stock price

   Our corporate documents and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. These provisions might discourage, delay or prevent a change in our control or a change in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

   Internet-related stock prices are especially volatile and this volatility may depress our stock price

   The stock market in general, and the stock prices of Internet-related companies in particular, have experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. Because we are an Internet-related company, we expect our stock price to be similarly volatile. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

   If our stock price is volatile, we may become subject to securities litigation which is expensive and could result in a diversion of resources

   In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in the Internet industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.

   We have broad discretion in spending the offering proceeds

   Investments we make with the net proceeds may not yield favorable returns and our accumulated deficit may increase. We expect to use the net proceeds from this offering for general corporate purposes, such as working capital and capital expenditures. We may use a portion of the net proceeds to acquire or invest in other complementary technologies and businesses. Consequently, our management will have the discretion to allocate the net proceeds to uses that shareholders may not deem desirable.

   You will suffer immediate and substantial dilution

   The initial public offering price per share will significantly exceed our net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment.

   We do not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment

   We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, you will need to sell your shares of common stock in order to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

                    FORWARD-LOOKING STATEMENTS; MARKET DATA

   This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

   This prospectus contains market data related to us and our industry. This data has been included in the studies published by the market research firms International Data Communications and PEREY Research and Consulting. These market research firms assume that certain events, trends and activities will occur and they project information on those assumptions. Some of these assumptions are that:

  .  no catastrophic failure of the Internet will occur;

  . international calling and enhanced applications will drive Internet telephony growth;

  . Internet telephony service providers will experience dramatic growth over the next 18-24 months;

  . Internet service providers will enhance real-time communication features and enable computer-to-phone calling by mid-2000;

  .  there will be widespread deployment of Internet telephony devices;

  . the number of people online and the total number of hours spent online will increase significantly over the next few years; and

  .  Internet security and privacy concerns will be adequately addressed.

   If the market research firms are wrong about any of their assumptions, then their projections may also be wrong. For example, the Internet-related markets may not grow over the next few years at the rates International Data Communications and PEREY Research and Consulting project, if at all. If these markets do not grow at these projected rates, it may harm our business.

                                USE OF PROCEEDS

   We estimate that we will receive approximately $     million in net proceeds
from this offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that we will receive approximately $ million in net proceeds from this offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

   The principal reason for this offering is to raise funds for working capital and other general corporate purposes. We have not identified specific uses for the net proceeds from this offering. We generally intend to use the proceeds of this offering to:

  .  expand our sales force and marketing activities;

  .  further develop our services and systems;

  .  increase our operational capacity;

  . finance potential acquisitions, joint ventures or investments in complementary businesses or technologies; and

  .  fund other general corporate purposes.

   The amounts we actually expend in such areas may vary significantly and will depend on a number of factors, including our future revenues. Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. We have no current plans, agreements or commitments with respect to any acquisitions, joint ventures or investments, and we are not currently engaged in any negotiations with respect to any such transaction, other than our potential joint venture with @viso Limited. Pending such uses, the estimated net proceeds of this offering will be invested in short term, interest bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was $97.3 million, or approximately $1.90 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming the conversion of all outstanding series of preferred stock into common stock. Without taking into account any other changes in the pro forma net tangible book value after December 31, 1999, other than to give effect to
our receipt of the net proceeds from the sale of the     shares of common stock
in this offering at an assumed initial public offering price of $    per share,
our pro forma net tangible book value as of December 31, 1999 would have been
approximately $    , or $    per share. This represents an immediate increase
in net tangible book value of $    per share to existing stockholders and an
immediate dilution of $    per share to new investors. The following table
illustrates this per share dilution:

  Assumed initial public offering price per share.....................       $
  Pro forma net tangible book value per share before this offering     $1.90
  Increase per share attributable to new investors ...................
                                                                       -----
Pro forma net tangible book value per share after this offering.......
                                                                             ---
Dilution per share to new investors...................................       $
                                                                             ---

   The following table summarizes, on a pro forma basis as of December 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering. These amounts assume conversion of all outstanding series of preferred stock into common stock. The information presented is based upon an
assumed initial public offering price of $      per share, before deducting
estimated underwriting discounts and commissions and estimated offering expenses of this offering.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 51,221,169       % $112,067,577       %     $2.19
New investors ............
                           ----------  -----  ------------  -----      -----
  Total...................             100.0% $             100.0%     $
                           ==========  =====  ============  =====      =====

     The foregoing table is based upon the number of shares of common and preferred stock actually outstanding as of December 31, 1999. The foregoing table does not include:

  .           that may be issued if the underwriters exercise their option to purchase additional shares in this offering;

  . 2,367,685 shares that could be issued upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $0.65 per share; and

  . 117,788 shares that may be issued upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $1.29 per share.

   There will be further dilution to the extent any of these options or warrants are exercised. Please see "Management--Stock Plans" for a discussion of our employee benefit plans and "Description of Securities" for a discussion of our outstanding warrants.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and capitalization as of December 31, 1999. This information is presented:

  .  on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all outstanding series of preferred stock into our common stock upon completion of this offering; and

  .  on a pro forma as adjusted basis to give effect to the sale of shares of common stock offered in this offering at an assumed
     initial public offering price of $     per share (after deducting the
     estimated underwriting discounts and offering expenses) and the application of the net proceeds therefrom.

   This table should be read together with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition" and the financial statements and notes to those statements included elsewhere in this prospectus.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  as Adjusted
                                                --------  ---------  -----------
                                                    (dollars in thousands)
Cash and cash equivalents...................... $ 89,234  $ 89,234    $
                                                ========  ========    ========
Long-term debt, less current portion........... $  2,260  $  2,260    $
                                                --------  --------    --------
Redeemable preferred stock
  Series B Preferred Stock, par value $.01 per
   share; 10,635 shares authorized; 10,635
   shares outstanding..........................    1,064       --
  Series C Preferred Stock, par value $.01 per
   share; 10,000,000 shares authorized;
   9,953,935 shares outstanding................   10,284       --
  Series D Preferred Stock, par value $.01 per
   share; 34,000,000 shares authorized;
   33,333,333 shares outstanding...............   99,794       --
  Warrants for the purchase of 117,788 shares
   of redeemable preferred stock...............      105       --
                                                --------  --------    --------
                                                 111,247       --
                                                --------  --------    --------
Stockholders' equity (deficit):
  Undesignated preferred stock, 964,365 shares
   authorized, none outstanding................      --        --
  Preferred stock, Series A, par value $.01 per
   share; 5,025,000 shares authorized and
   outstanding.................................      503       --
  Common stock, par value $.001 per share;
   57,000,000 shares authorized; 500,000 shares
   outstanding (51,221,169 shares pro forma)...        1        51
  Additional paid-in capital, net of unearned
   stock option compensation...................      445   112,145
  Accumulated deficit..........................  (14,876)  (14,876)
                                                --------  --------    --------
    Total stockholders' equity (deficit).......  (13,927)   97,320
                                                --------  --------    --------
    Total capitalization....................... $ 99,580  $ 99,580    $
                                                ========  ========    ========

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999 and does not include the following:

  .           that may be issued if the underwriters exercise their option to purchase additional shares in this offering;

  . 2,367,685 shares that could be issued upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $0.65 per share; and

  . 117,788 shares that may be issued upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $1.29 per share.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from inception (April 17, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999 are derived from our financial statements which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The balance sheet data at December 31, 1997 are derived from our financial statements, which have been audited by KPMG LLP and are not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

                                          Period from
                                           Inception         Years Ended
                                        (April 17, 1997)     December 31,
                                         to December 31, ---------------------
                                              1997         1998        1999
                                        ---------------- ---------  ----------
                                         (in thousands, except share and per
                                                     share data)
Statement of Operations Data:
Revenue................................    $     --      $     675  $    2,246
Cost of revenue........................          106           796       3,368
                                           ---------     ---------  ----------
Gross profit (loss)....................         (106)         (121)     (1,122)
                                           ---------     ---------  ----------
Operating expenses:
  Sales and marketing..................           69         1,804       7,007
  Research and development.............          363           780       1,006
  General and administrative, exclusive
   of stock option compensation
   expense.............................          226           789       1,822
  Stock option compensation expense....          --            --          296
                                           ---------     ---------  ----------
    Total operating expenses...........          658         3,373      10,131
                                           ---------     ---------  ----------
    Loss from operations...............         (764)       (3,494)    (11,253)
Interest income, net...................           15           221         405
Other income (expense), net............          --              1          (6)
                                           ---------     ---------  ----------
    Net loss...........................    $    (749)    $  (3,272) $  (10,854)
                                           =========     =========  ==========
Basic and diluted net loss per share...    $   (2.95)    $   (6.86) $   (16.61)
                                           =========     =========  ==========
Shares used in computing net loss per
 share--basic and diluted..............      254,264       477,123     653,594
Pro forma basic and diluted net loss
 per share.............................                             $    (0.51)
                                                                    ==========
Shares used in computing pro forma net
 loss per share--basic and diluted.....                             21,330,732

   Pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering, as if the conversion occurred on January 1, 1999, or at the date the preferred stock was actually issued, if later.

                                                    December 31,
                                        --------------------------------------
                                              1997         1998       1999
                                        ---------------- ---------  ----------
                                                   (in thousands)
Balance Sheet Data:
Cash and cash equivalents..............    $     434     $   1,222  $   89,234
Investment securities..................          --          4,951         --
Working capital........................          335         5,631      79,920
Total assets...........................        1,054         8,755     110,338
Long-term debt, less current portion...          --            --        2,260
Redeemable convertible preferred stock
 and warrants                                  1,064        11,347     111,247
Total stockholders' equity (deficit)...         (199)       (3,469)    (13,927)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and notes to those statements included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties. Please see "Risk Factors" and "Forward-Looking Statements; Market Data" elsewhere in this prospectus.

Overview

   We are a leading Internet communication services provider. We offer a suite of services that currently consists of Evoke Webconferencing, Live and On-Demand Evoke Webcasting and Evoke Talking Email. We market our services to large and medium-sized corporations and high growth Internet-centric businesses through our direct sales force, and to small businesses, home offices, and personal users through our web site and our indirect sales channels, including co-branding with leading Internet sites.

   Since our inception in April 1997, our primary activities have consisted of the following:

  .  assembling an experienced management team;

  .  creating and expanding our telephony and Internet infrastructure;

  .  acquiring and integrating various communication technologies;

  . developing our various services, including Evoke Webconferencing, Evoke Webcasting and Evoke Talking Email;

  .  establishing strategic partnerships with leading Internet companies; and

  .  expanding our direct sales force.

   We have incurred losses since commencing operations and as of December 31, 1999, we had an accumulated deficit of $14.9 million. We have not achieved profitability on a quarterly or annual basis. We intend to invest significantly in developing our proprietary systems and services, expanding our infrastructure, building our direct sales force and account development team, and developing our brand. As a result we expect to continue to incur losses at least through the end of 2001. We will need to generate significantly higher revenues to support expected increases in expenses and to achieve and maintain profitability.

   We derive revenue from the sale of our Evoke Webconferencing and Evoke Webcasting services. We use Evoke Talking Email to promote brand awareness. At this time, we do not generate revenue from Evoke Talking Email.

  . Evoke Webconferencing Revenue. We first recorded revenue from Evoke Webconferencing in April 1999. Billing for Evoke Webconferencing is based upon the actual time that each participant is logged onto the conference. Similarly, a customer is charged a per-minute, per-user fee for each participant listening and viewing a live or recorded web cast. In addition, we charge customers a one-time fee to upload visuals for a web conference or a recorded web cast. We recognize revenue on our Evoke Webconferencing services as soon as a call or web cast is completed.

  . Evoke Webcasting Revenue. We first recorded revenue from our Evoke Webcasting services in January 1998. Prices and specific service terms are usually negotiated in advance of service delivery. We recognize revenue from live event streaming when the content is broadcast over the Internet. We recognize revenue from encoding recorded content when the content becomes available for viewing over the Internet. We recognize revenue from pre-recorded content hosting ratably over the hosting period.

   Our cost of revenue consists primarily of telecommunication expenses, depreciation charges, Internet access fees, compensation and benefits for operations personnel and allocated overhead. Our telecommunication expenses are variable and directly correlate to the use of our services. Our depreciation, Internet access and compensation expenses generally increase as we increase our capacity and build our infrastructure. We expect to see significant increases in depreciation and Internet access expense as we continue to build our infrastructure in anticipation of increased demand for our services. Our strategic partners and affiliates are paid commissions on revenue generated by users who access our services through their web sites. We expect to incur increasing commission expenses in connection with our affiliate program and strategic partnerships as these programs increase in scope.

   We incur sales and marketing expenses that consist primarily of the salaries and benefits of our sales and marketing personnel, commissions, consulting fees, tradeshow expenses, advertising, marketing expenses and allocated overhead. We intend to substantially increase our sales and marketing expenditures as we expand strategic partnerships, add sales and marketing personnel and increase marketing programs. In connection with our strategic partnership with Excite@Home, we will purchase a significant amount of our advertising and other media services from Excite@Home and its affiliates. We intend to enter into additional strategic partnerships that may involve additional sales and marketing expenses.

   We incur research and development expenses that consist primarily of salaries and benefits for research and development personnel, consulting fees and allocated overhead. We expense research and development costs as they are incurred, except for certain capitalized costs associated with internally developed software. We expect to continue to make substantial investments in research and development and anticipate that these expenses will continue to increase.

   We incur general and administrative expenses that consist primarily of expenses for finance, human resources, office operations, administrative and general management activities, including legal, accounting and other professional fees, travel expenses and other general corporate expenses. We expect increases in general and administrative expenses as we expand executive management, finance, human resources and other administrative functions required to support operations and incur the costs associated with being a publicly-held company.

   Since our inception, we have used stock option programs for employees and members of our board of directors to attract and retain strong business and technical personnel. During 1999, we recorded deferred stock option compensation of $1.7 million. This amount is equal to the excess of the fair value of our common stock on the date of grant or sale over the option exercise price and amortized over the vesting period of the options, which range from one to four years. Of the total deferred compensation, approximately $0.3 million was expensed in 1999.

Results of Operations

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. Revenue increased $1.5 million from $0.7 million in 1998 to $2.2 million in 1999. The increase was primarily due to the introduction of Evoke Webconferencing and the increased use of Evoke Webcasting. In 1999, Microsoft accounted for 21% and Cisco Systems accounted for 9% of our revenues.

   Cost of Revenue. Cost of revenue increased $2.6 million from $0.8 million in 1998 to $3.4 million in 1999. Depreciation and amortization expense increased $1.3 million as we built out our data operation centers in both Boulder and Louisville, Colorado. Telecommunication and Internet access costs increased $0.9 million as we incurred telephony expenses consistent with the launch of Evoke Webconferencing and also increased our Internet access to accommodate additional growth in our business.

   Sales and Marketing. Sales and marketing expense increased $5.2 million from $1.8 million in 1998 to $7.0 million in 1999. This increase was primarily attributable to additional sales, marketing and business development personnel that we hired to expand our sales and distribution network and an increase in advertising and promotion, as we focused on creating brand awareness and launching Evoke Webconferencing.

   Research and Development. Research and development expense increased $0.2 million from $0.8 million in 1998 to $1.0 million in 1999. The increase was associated with new hires and related benefits. Additionally, we capitalized $0.2 million of our research and development expenses associated with our development of internal software.

   General and Administrative. General and administrative expense increased $1.0 million from $0.8 million in 1998 to $1.8 million in 1999. The increase was primarily due to a $0.4 million increase in compensation expense. General and administrative expenses are expected to continue to increase as we support a larger employee base and the requirements of being a public company.

   Stock Option Compensation Expense. Stock option compensation expense was $0.3 million in 1999. In the fourth quarter of 1999, options to purchase 881,500 common shares were granted with exercise prices less than the fair value resulting in a charge to unearned stock option compensation of $1.7 million, which is being expensed over the vesting period of the options.

   Other Income (Expense). Interest income increased $0.5 million, from $0.2 million in 1998 to $0.7 million in 1999. The increase was primarily related to income earned on the $100 million we raised in venture capital financing in the fourth quarter of 1999. Interest expense increased $0.3 million in 1999 as a result of an increase in our debt in 1999.

   Year Ended December 31, 1998 Compared to Period from Inception (April 1,
1997) to December 31, 1997

   Revenue. Revenue increased to $0.7 million in 1998. We did not record any revenue in the period from inception to December 31, 1997. The increase in revenue was due to the introduction of our Evoke Webcasting services. In 1998, Cisco Systems accounted for 52% and Microsoft accounted for 19% of our revenues.

   Cost of Revenue. Cost of revenue increased $0.7 million from $0.1 million in the period from inception to December 31, 1997 to $0.8 million in 1998. The increase was due to increases in compensation expense, depreciation expense and Internet access fees.

   Sales and Marketing. Sales and marketing expense increased $1.7 million from $0.1 million in the period from inception to December 31, 1997 to $1.8 million in 1998. The increase was due to expanding the sales and marketing department as we moved beyond the development stage and increased salaries and other personnel costs and marketing expenses, such as public relations and trade shows.

   Research and Development. Research and development expense increased $0.4 million from $0.4 million in the period from inception to December 31, 1997 to $0.8 million in 1998. The increase was primarily due to increased salaries and other personnel costs as we expanded our operations in 1998.

   General and Administrative. General and administrative expense increased $0.6 million from $0.2 million in the period from inception to December 31, 1997 to $0.8 million in 1998. The increase was due to increased personnel costs, occupancy and other general office costs in 1998 as we expanded our business beyond the development stage.

   Other Income (Expense). Interest income increased $0.2 million in 1998 primarily related to income earned on the $10.4 million we raised in our Series C Preferred Stock financing round.

Income Taxes

   We use the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. At December 31, 1999, we had a net operating loss carryforward for federal income tax purposes of approximately $15.1 million, which is available to offset future taxable income, if any, through 2019. We believe the utilization of the carryforwards may be limited by Internal Revenue Code Section 382 relating to certain changes in ownership that occurred in 1998 and 1999 and that may occur as a result of this offering. We have not recorded a deferred tax benefit for the net operating loss carryforward.

Quarterly Results of Operations

   The following table sets forth our historical unaudited quarterly information for our most recent four quarters. This quarterly information has been prepared on a basis consistent with our audited financial statements and, we believe, includes all normal recurring adjustments necessary for a fair presentation of the information shown.

                                               Three Months Ended
                                  ---------------------------------------------
                                             June
                                  March 31,   30,    September 30, December 31,
                                    1999     1999        1999          1999
                                  --------- -------  ------------- ------------
                                                 (in thousands)
Revenue..........................  $   220  $   414     $   589      $ 1,023
Cost of revenue..................      487      702         676        1,503
                                   -------  -------     -------      -------
Gross profit (loss)..............     (267)    (288)        (87)        (480)
                                   -------  -------     -------      -------
Operating expenses:
  Sales and marketing............    1,047      906       1,356        3,698
  Research and development.......      148      152         216          490
  General and administrative,
   exclusive of stock option
   compensation expense..........      256      342         430          794
  Stock option compensation
   expense.......................      --       --          --           296
                                   -------  -------     -------      -------
    Total operating expenses.....    1,451    1,400       2,002        5,278
                                   -------  -------     -------      -------
    Loss from operations.........   (1,718)  (1,688)     (2,089)      (5,758)
Interest income (expense) and
 other, net......................       48      (23)        (49)         423
                                   -------  -------     -------      -------
Net loss.........................  $(1,670) $(1,711)    $(2,138)     $(5,335)
                                   =======  =======     =======      =======

   As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. For example, we expect our results will fluctuate based on seasonal sales patterns. Accordingly, our operating results are difficult to predict. For these reasons, you should not rely on period-to-period comparisons of our financial results as indications of future performance. Our prospects must be considered in light of the risks, costs and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the markets for web conferencing, collaboration and streaming services.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily from sales of our preferred stock and, to a lesser extent, proceeds from loans. Net cash used by operating activities was $0.6 million in 1997, $3.0 million in 1998 and $6.2 million in 1999.

   In 1999, we incurred depreciation and amortization expense of $1.6 million, consisting primarily of depreciation of equipment, purchased software and furniture and amortization of leasehold improvements. Fixed assets are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to ten years. The depreciation and amortization expense was primarily due to the purchase of $18.9 million of computer hardware and software, office equipment, furniture, fixtures and leasehold improvements as we built out our data operation centers in both Louisville and Boulder, Colorado.

   Net cash used by investing activities was $0.6 million in 1997, $6.5 million in 1998 and $9.3 million in 1999. In each period, net cash used by investing activities related primarily to capital expenditures for equipment and software used in our data operations center from which we operate our Internet communication platform and net purchases and sales of investments.

   Net cash provided by financing activities was $1.6 million in 1997, $10.3 million in 1998 and $103.5 million in 1999. In each period, proceeds from the sale of preferred stock were the primary source of the net cash provided by financing activities. Specifically, we issued $10.4 million of our Series C preferred stock in 1998 and $100.0 million of our Series D preferred stock in 1999.

   At December 31, 1999, we had $89.2 million in cash and cash equivalents. We plan to increase our general level of spending in the future and plan to expend significant resources on capital expenditures in 2000 for equipment, software, furniture and leasehold improvements. As of December 31, 1999, our purchase commitments, including capital expenditures, software licenses and sales and marketing expenses, totaled $35.8 million.

   We expect that existing cash resources and the net proceeds of this offering will be sufficient to fund our anticipated working capital and capital expenditure needs at least through the end of 2000. Thereafter, we may require additional funds to support our working capital requirements or for other purposes. If we are not successful in raising capital when we need it and on terms acceptable to us, it could harm our business.

Quantitative and Qualitative Disclosures About Market Risk

   At December 31, 1999, we had long term debt, including current portion, in the aggregate amount of $3.6 million with interest rates ranging from 7.41% to 13.33% with payments due through 2004. We may incur additional debt in the future. A change in interest rates would not affect our obligations related to long-term debt existing as of December 31, 1999, as the interest payments related to that debt are fixed over the term of the debt. Increases in interest rates could, however, increase the interest expense associated with future borrowings. Additionally, we may invest a portion of the net proceeds from this offering in short-term investments. The value of these investments may decline as a result of changes in equity markets and interest rates.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective, as amended, for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into such transactions in the future, we will adopt the statement's accounting and disclosure requirements in our financial statements for the year ending December 31, 2000.

                                    BUSINESS

Overview

   We are a leading provider of Internet communication services that allow users to communicate and exchange voice, video and visuals in a simple, cost-effective manner through web-based applications and technologies. We offer business-to-business communication services based on our proprietary systems that integrate traditional telephony technology with powerful streaming media and web collaboration tools. Our suite of application services currently consists of our flagship Evoke Webconferencing service, live and on-demand streaming through our Evoke Webcasting services and voice-to-email messaging through our Evoke Talking Email service. With Evoke Webconferencing and Evoke Webcasting, users initiate, control and monitor live and recorded one-to-one, one-to-many and many-to-many communication events including business meetings, sales presentations, employee training sessions and team strategy sessions. Our proprietary automated systems allow Evoke Webconferencing users to instantly establish a meeting without operator intervention, join participants on the phone and web to share visuals and present the event as a live or recorded web cast. We market these services to large and medium-sized corporations and high growth Internet-centric companies through our direct sales force. We also partner with leading Internet sites, such as Excite@Home and Blue Mountain Arts, to offer our proprietary systems as co-branded services to extend our reach to small businesses, home offices and consumers.

   Since our inception in April 1997, we have raised approximately $110 million from leading strategic and venture capital investors including Centennial Ventures, EMC, Excite@Home, Panasonic, Pequot Capital and SOFTBANK Technology Ventures. Through the end of 1999, we provided Evoke Webconferencing and Evoke Webcasting services to over 550 business customers including Cisco Systems, Excite@Home, MessageMedia, Microsoft and Wells Fargo Bank.

Market Opportunity

   The Internet has emerged as a global medium for communication and commerce, enabling millions of individuals to communicate and conduct business electronically. Recent advances in voice over the Internet, streaming media and content delivery technologies, as well as an improved Internet infrastructure, are contributing to the rapid evolution of the Internet into a dynamic communication medium that combines voice, video and data. According to International Data Corporation, the Internet telephony market is expected to grow from approximately $500 million in 1999 to approximately $12 billion in 2003. The Internet telephony market includes Internet long distance, voice-enabled e-commerce applications such as web conferencing, and other enhanced services. Businesses seek to utilize the capabilities of the Internet to increase the efficiency of operations and enhance business interactions. The demand for Internet communication services is driven by the increasing globalization of operations, geographically-dispersed work teams, shared decision making, accelerated workforce training and increasing pressure to reduce operating costs. In addition, companies need simple and cost-effective services that facilitate the numerous ways businesses and their employees, customers and partners communicate and share information.

   Traditional Conferencing Services. In order to develop and maintain business relationships and expedite decision-making, companies have historically relied on in-person meetings and traditional conferencing technologies, such as telephone and video conferencing. The time and expense associated with business travel limit the frequency of in-person meetings and the associated opportunities to strengthen relationships and increase productivity. Traditional conferencing solutions often require advance scheduling, multiple operator interventions and, in some cases, the purchase of specialized software or equipment. Furthermore, current conferencing solutions generally do not incorporate the dynamic power and capabilities of the Internet to exchange voice, video and data. As a result, traditional conferencing solutions do not provide the same level of interaction as in-person meetings, and, therefore, their applications are limited.

   Collaboration Services. Collaboration services enhance business communication through applications that facilitate interaction among participants, such as text chat, shared visuals, whiteboarding and web touring. International Data Corporation estimates that web collaboration users will grow from 13 million in 1999 to 36 million in 2003. However, most current collaboration applications require a complex, proprietary software interface that is not available to all users. Industry analysts cite product complexity and the lack of a universal interface as major obstacles to the broader adoption of collaboration tools for Internet communication. In addition, these emerging web collaboration services are not fully integrated with existing communication technologies, such as teleconferencing, further limiting user adoption.

   Streaming Services. Streaming services enable businesses to communicate simultaneously with thousands of viewers through the delivery of live and recorded voice, video and data via the Internet. PEREY Research and Consulting estimates that the U.S. market for managed video services, including all segments of a multimedia delivery system necessary to deliver streaming, broadcast and interactive video sessions, will grow from $6.6 billion in 1999 to $22 billion by 2003. The cost and complexity of current streaming services has limited the widespread adoption of this technology. Furthermore, providers of web and satellite broadcasts generally do not offer personalization and interactivity with broadcast participants.

   Need for Integrated Communication Services. Existing providers of standalone teleconferencing, web collaboration and streaming services each address a discrete segment of the Internet communication services market. By failing to combine these technologies with others around a common interface to create a simple, cost-effective, reliable communication tool, these standalone providers limit the use and broader adoption of their products and services. We believe there is a significant opportunity for an integrated Internet communication solution to capitalize on the anticipated growth in demand for business-to-business Internet communication services.

Our Solution

   We are a leading Internet communication services provider. We have developed an integrated solution that allows users to communicate and exchange voice, video and visuals in a simple, cost-effective manner through web-based applications and technologies. We currently offer three services, Evoke Webconferencing, Evoke Webcasting and Evoke Talking Email. Each of these services integrates emerging communication technologies, such as web collaboration, web conferencing and streaming media, with traditional telephony and other communication technologies. We also offer our proprietary systems to our strategic partners as co-branded services that power business and consumer communication events over the Internet. The key benefits of our solution include:

   Easy-to-Use, Powerful Communication Tools. Our services offer simple yet powerful functions to appeal to the broadest customer base. They are generally designed to reflect input received from customer feedback and focus groups. Users of our services can initiate and control their communication experience via a standard web browser. Our services do not require the implementation of specialized hardware or software, other than a standard media player and a sound card. Accordingly, most Internet users can use our services even if they are behind a corporate firewall. Through the click of a mouse a user can record an Evoke Webconference engaging multiple servers on our Internet and telephony networks.

   Superior Functionality. Our communication services leverage the power of the Internet to increase a user's flexibility, interactivity and control as compared to more traditional methods of communication. Our proprietary systems provide the flexibility to execute many communication events, including voice-to-email messages, collaborative presentations with multiple phone and web participants and live or recorded web cast presentations to thousands of viewers online. An Evoke Webconferencing user, for example, has the ability to record a voice and visual presentation, store the presentation, distribute it via email to a wide group and play back the presentation using advanced, yet easy-to-use, streaming technologies. Our systems also enable the user to control participant access and monitor participant behavior on the Internet for each communication event. We provide our customers with real-time information, such as the number and identity of participants and the length of their participation, which is valuable for corporate training events and business meetings.

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

   Automated Services. Most of our services are fully automated and require no human intervention, although customer support is available upon request. In the fourth quarter of 1999, our Evoke Webconferencing service averaged one human interaction per 200 communication events. In comparison, most competitive service offerings require at least two human interactions for each communication event, such as an advance reservation and operator assistance. Our automated services allow us to handle high user volume, reduce human error and ultimately make the service easier to use, more reliable and cost-effective for our customers. Our billing system is e-commerce enabled and can automatically charge a user after every Evoke Webconference. Additionally, Evoke Webconferencing customers are automatically emailed an activity summary after every communication event. We believe that the automation of our services provides us with a structural cost advantage over our competitors.

   Significant Cost Saving Opportunities and Enhanced Productivity. Our services enable our business customers to achieve significant cost savings by reducing the need for expensive and time consuming business travel or the purchase of complex and specialized software or equipment. We believe our customers can increase the quality and frequency of their business meetings and sales presentations using Evoke Webconferencing, thereby increasing productivity and strengthening business relationships. Additionally, business customers using our Live or On-Demand Evoke Webcasting services can train their employees more efficiently and cost-effectively than they could with in-person meetings or other traditional conferencing solutions.

   Reliable and Scalable Infrastructure. Since our services integrate traditional telephony technology with Internet communication technologies, we have designed our infrastructure to meet stringent telecommunication-grade reliability requirements. By designing our infrastructure in such a reliable fashion, our customers are able to depend on our services for their critical communication needs. We host our proprietary systems and services on our own servers located in our highly fault-tolerant data facilities. Our systems are designed with large-scale capacity to meet the varying communication needs of our customers. We have implemented alternative back-up systems to support the critical elements of our infrastructure, thereby minimizing service outages. Our dynamic load balancing systems manage traffic volumes across hundreds of Internet communication servers and telephony switches, enabling us to increase capacity and meet growing customer demand.

Strategy

   Our objective is to become the global leader in Internet communication services by developing a broad range of services to meet the diverse communication needs of businesses and consumers. To achieve this objective, we have developed the following strategies:

   Leverage Proprietary Systems to Quickly Develop Innovative Services. Over the last three years, we have invested substantial resources to develop proprietary systems and applications that integrate disparate telephony and Internet communication technologies. Our approach to building applications allows us to effectively leverage our existing infrastructure, technologies and proprietary systems to accommodate changes in the marketplace. We believe this gives us a significant competitive advantage by allowing us to quickly and reliably develop new services and improve upon our existing services. As new technologies emerge, we intend to integrate them into our services by utilizing our underlying proprietary systems. For example, we are in the process of developing a wireless platform that will allow users to initiate, control and monitor an Evoke Webconference from a wireless device.

   Aggressively Market Through Multiple Distribution Channels. We intend to aggressively market our services through multiple distribution channels:

  . Direct sales--Our direct sales force targets large and medium-sized businesses and high-growth, Internet-centric companies. We intend to increase our direct sales force from 27 as of January 31, 2000 to over 140 by the end of 2000.

  . Co-branding--We intend to partner with additional leading Internet companies to offer our proprietary systems as co-branded services to extend our reach to small businesses, home offices and millions of consumers.

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

  . Affiliate programs--We have over 2500 affiliates who receive a commission for selling our services through their web sites.

  . Indirect sales--We partner with resellers and third party technology providers to resell our services.

   Our sales strategy is reinforced by the viral nature of our services. New users are exposed to our services through their participation in an Evoke Webconference or by receiving an Evoke Talking Email.

   Migrate Users to More Sophisticated Services. Our current services range from simple voice-to-email messaging to advanced web conferencing. We intend to attract users with our basic services and migrate them to more advanced web-based services as their communication needs and levels of sophistication change. Additionally, our account development group tracks the usage patterns of our user base to identify opportunities to convert inactive users into active users.

   Increase Brand Awareness. We intend to establish Evoke as a leading Internet communication services brand. We expect to invest in the promotion of our brand through Internet, print and broadcast advertising. We also plan to form additional strategic partnerships with leading Internet companies to offer co-branded services. These co-branded services would provide us with access to millions of potential users at a significantly lower cost than we could achieve through traditional marketing programs.

   Aggressively Expand Our Infrastructure and Capacity. Our current technology platform integrates telephony and Internet services to support thousands of simultaneous communication events. We plan to aggressively expand our telephony, Internet and hardware infrastructure and capacity in advance of customer demand and in anticipation of new service offerings. This strategy will enable our sales and business development staff to rapidly grow our customer and strategic partner base without the constraints of operational limitations. In addition, by maintaining redundant systems, we minimize the likelihood of a service outage that could adversely impact our customer base.

   Expand through Acquisitions and International Joint Ventures. We intend to pursue acquisitions of complementary businesses, technologies, services or products to expand our leadership position in the Internet communication services market. We also believe there are significant international market opportunities for our services. We plan to enter these markets through strategic joint ventures with international partners that can provide us with experience, resources and a local presence to develop and market our services in foreign countries. We are in the process of forming a European joint venture with @viso Limited, a European-based venture capital firm. As part of this joint venture, we are also developing technology that will allow us to deliver our services in continental Europe and the United Kingdom.

Strategic Partnerships

   We have entered into several strategic partnerships to strengthen our brand awareness and broaden our customer base. Our strategic partners include:

   Excite@Home. In November 1999, we entered into a strategic partnership with Excite@Home in connection with their investment in our company. According to Media Metrix, www.excite.com averaged 14 million unique users per month over the last six months of 1999. Under the terms of the partnership, we are the exclusive service provider of conferencing, collaboration and streaming services for Excite@Home's business portal, Work.com. Work.com offers a co-branded version of Evoke Webconferencing. Excite@Home shares a portion of our revenue for the sale of our services through this site. Excite@Home will also offer our voice-to-email messaging service, Evoke Talking Email, across several major segments of their web properties including their web-based email, personals, clubs and discussion groups. We believe this partnership will provide us with access to a much broader customer base, including small offices, home offices and individual users. This partnership has a term of two years, over which time we will purchase a significant amount of our advertising and other media services from Excite@Home and its affiliates.

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

   @viso Limited. We are in the process of forming a joint venture relationship with @viso Limited, a European-based venture capital firm owned by a SOFTBANK Corporation affiliate and Vivendi Corporation, headquartered in Paris, France. Through our intended joint venture, we would establish a majority-owned subsidiary that will deploy our services in continental Europe and the United Kingdom. Additionally, Vivendi's telecommunications subsidiary, Cegetel, will be the exclusive sales force for our services in France. We are developing specific technology that will allow our current systems and services to operate with telephony systems in continental Europe and the United Kingdom. If we successfully develop this technology on our planned schedule, we anticipate that Evoke Europe will commence operations in 2000.

   Blue Mountain Arts. Since November 1999, we have enabled Blue Mountain Arts to provide Evoke Talking Email as a co-branded component of their electronic greeting cards to enhance the user experience. According to Media Metrix, www.bluemountain.com averaged 12 million unique users per month over the last six months of 1999. Our agreement has a one-year initial term and grants us the right to provide at least 75% of Blue Mountain Arts' voice-to-email messaging services. Blue Mountain Arts was acquired by Excite@Home in December 1999.

   In addition, we have developed relationships with various technology companies to resell our Internet communication services in exchange for revenue sharing opportunities. Current resale partners include Computer Town, OfficeClick.com and PeoplePC.

Current Service Offerings

   Evoke Webconferencing

   Our flagship service, Evoke Webconferencing, is an automated web conferencing service that combines the power, reach and visual support of the web with the reliability and universal availability of traditional telephone conferencing services. We offer Evoke Webconferencing users competitively priced services with superior functionality and reliability to support their daily communication requirements. Our Evoke Webconferencing services range from web conferencing and web casts to traditional teleconferences and allow up to three types of participants:

  .  phone only participants who listen and talk via the phone;

  . phone and web participants who listen and talk via the phone and view visuals and interact via a web browser; and

  . web only participants who listen via streaming audio, and view visuals and interact via a web browser.

   We charge Evoke Webconferencing customers a per-minute fee based on each phone participant's actual time on the conference. Similarly, a customer is charged a per-minute fee for each web participant listening to and viewing a live or recorded web cast. Additionally, customers are charged a one-time fee to upload visuals for a web conference or a recorded web cast, and additional fees for making a recorded web cast available for viewing for more than 30 days. Evoke Webconferencing offers users the following benefits:

  . Instant Automated Access. Users can initiate a conference at any time. Each user receives a unique conference ID and PIN number. To establish a conference, a user simply gives their participants our web address and toll-free telephone number and their conference ID number. No reservation or operator assistance is required for conferences with less than 95 phone only participants, although operator assistance is available upon request. In the fourth quarter of 1999, our Evoke Webconferencing service averaged approximately one operator interaction per 200 conferences. By removing the reservation and operator-intensive process of traditional conferencing services, Evoke Webconferencing gives users complete control of their communication event.

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

  . Enhanced Functionality through Web-Enabled Interface. Evoke Webconferencing users perform standard conference functions via Evoke Webconferencing's web interface. They can call and add participants, mute individuals or the whole group, disconnect participants, lock the conference once all participants have joined, and view lists of both phone and web participants. Immediately after their conference has ended, users receive an email summary outlining their conference activity and receive a link to view Evoke Webconferencing's online reporting, which can be customized for each customer's requirements.

  . Shared Online Visuals. Evoke Webconferencing users can conveniently upload and share visual presentations, such as PowerPoint slides, online with conference participants. Evoke Webconferencing users can show charts and graphs without having to email their presentations in advance and rely on participants to follow along. Our interface allows users to move through presentations at their own pace, skipping or returning to specific slides from the current or previously uploaded presentations.

  . Live and Recorded Web Casting. Evoke Webconferencing's live and recorded web casting lets users extend the reach of their conference by streaming their voice and visuals over the web. Web casts can be executed live for press conferences or announcements, or can be recorded and made available to an unlimited number of participants. Thousands of individuals can listen to the conference and view online presentations using a standard media player from most standard Internet connections. Businesses may record training presentations to view over time or may make presentations of new products, services or policies to a global workforce that may be reviewed during the local business day of each geographic area. This one-time recording process saves businesses the time and expense associated with the mass production and distribution of videotapes.

  . Universal Billing. Evoke Webconferencing customers receive a single bill that aggregates all account activity, regardless of the features used, and can request customized invoices based on user, features or location. Additionally, because our billing system is e-commerce enabled, customers can automatically charge each Evoke Webconference to their credit card.

  . Affordability. Evoke Webconferencing customers pay only for the time that they and their participants actually use, at a price per minute generally lower than competitive services. Evoke Webconferencing users can also take advantage of our web casting service to enable events with large numbers of participants with greater functionality than traditional telephone conferencing services. In addition, we believe that we enjoy a structural cost advantage over our competitors by automating our services. Evoke Webconferencing's automation eliminates traditional conferencing expenses such as operator assistance and advance reservations.

  . Reliability. We have designed our facilities and infrastructure to incorporate the scalability and reliability required to meet the critical communication needs of our customers. We incorporate telecommunication-grade reliability standards into our Internet communication technologies and design our infrastructure to accommodate more participants and usage than we expect. Additionally, we offer Evoke Webconferencing users operator assistance and customer support 24 hours a day and seven days a week.

   Live and On-Demand Evoke Webcasting

   Our Live and On-Demand Evoke Webcasting services are designed to provide businesses of all sizes with a complete solution for controlled delivery of voice, video and visuals over the Internet or corporate intranets. We capture content from live and recorded events, encode, track and manage it, providing our customers with an end-to-end streaming solution. Customers are charged a fee based on the length of their streamed broadcast and additional fees for conversion, indexing and archiving of streamed content in a hosted environment.

   Live Evoke Webcasting. Our Live Evoke Webcasting service delivers voice, video and visuals over the Internet. Our customers can either provide content that is already in an Internet streaming format or have us convert it for them. For example, we have converted the broadcast signals of auto races for country.com and concerts for VH1.com into a streaming format for real-time viewing over the Internet. Evoke Webcasting offers the following benefits:

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

  . Outsourced Streaming Solution. Our staff of specially trained employees provide a turnkey streaming solution to our customers by capturing content from satellite or broadcast transmissions, encoding content into an Internet streaming format and hosting the content in our secure servers.

  . Hosted Network Infrastructure. Customers can substantially increase their available bandwidth and eliminate costs and resources associated with running their own server system to host streamed content. With access to our high-speed network and specialized servers, customers can deliver their content at competitive prices.

   On-Demand Evoke Webcasting. Our On-Demand Evoke Webcasting service allows our customers to track usage, control access and manage large libraries of streamed content. Our customers can either provide content that is already in an Internet streaming format or have us convert it for them, which can be indexed and managed to create streamed video libraries that are available online. For example, we have converted Cisco's in-house sales training and management videos into an indexed streaming library that is available to specified employees. Our On-Demand Evoke Webcasting service provides customers all of the benefits of Live Evoke Webcasting as well as the following benefits:

  . Indexing and Dynamic Search Capabilities. On-Demand Evoke Webcasting allows customers to index content based upon pre-defined criteria and dynamically search their libraries of content to quickly retrieve desired content from anywhere in the world.

  . Allocation Reporting and Monitoring. On-Demand Evoke Webcasting provides customers with access to detailed real-time reports that identify the time and duration of participant access to each specific unit of content. Detailed billing and tracking features generated from On-Demand Evoke Webcasting help customers monitor their streaming usage and costs and gauge viewer response and content success.

  . Location-based Bandwidth Control. On-Demand Evoke Webcasting allows customers to manage the number of simultaneous users and define the available bandwidth from each location, thereby optimizing the amount of bandwidth used by the customer.

  . Security. On-Demand Evoke Webcasting verifies participants and restricts access to all or any portion of each customer's library of streamed content. In addition, On-Demand Evoke Webcasting can prevent participants from accessing streaming content based on the Internet address of the user requesting access.

   Evoke Talking Email

   Our Evoke Talking Email service currently allows users to send a free voice-to-email message up to 30 seconds long. Although our free service currently allows delivery of an Evoke Talking Email message to 10 email addresses, we have the capability to deliver a message to thousands of recipients simultaneously. Users can also post their voice message as a link embedded on a web page. Evoke Talking Email is initiated on our home page or by accessing the web sites of our partners, such as Blue Mountain Arts. When a user inputs her email address and those of the recipients, the Evoke Talking Email interface provides the user with a unique message ID number and a toll-free telephone number to call and record her voice message. The message is recorded in a streamable format and hosted on our servers. Once the message has been recorded, the recipient receives an email containing a link to the streamed message. The recipient then clicks on the link, which opens a web browser and plays the message using RealPlayer.

Future Service Offerings

   We intend to leverage the infrastructure, technologies, and proprietary systems that we have developed for our existing services to facilitate the rapid deployment of service enhancements and future Internet communication services. Although we intend to maintain easy-to-use, functional communication tools, we also recognize that the needs of our customers vary widely. By developing and offering a range of services, we will have an opportunity to migrate users of our basic services to more advanced services as their needs and levels of sophistication change. We plan to pursue the following service offerings:

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

  . Voice Chat Service. We are developing the ability to provide two-way voice communication services over the Internet, or Voice Chat, as a standalone service and as an enhancement to our Evoke Webconferencing service.

  . Wireless Platform. We are developing a wireless platform that would allow users to initiate, control and monitor an Evoke Webconference from a wireless device.

  . Quickcall Service. We are developing a scaled-down version of Evoke Webconferencing that would enable new users to enter a credit card number and establish an Evoke Webconference without a prexisting account.

  . Web and Desktop Application Integration. We are working on web and desktop integration of Evoke Webconferencing that would enable users to schedule and initiate a conference through standard organizer applications, such as address books or calendars.

  . Advanced Web Collaboration. We intend to integrate advanced collaboration technologies, such as whiteboarding, application sharing and web touring, into a high-end version of Evoke Webconferencing targeted to the advanced user.

   We have not yet begun the development or integration of all of these services, and we do not currently know if or when any of these services will be offered.

Customers

   We have a diverse base of customers across numerous vertical markets. We have historically targeted large and medium-sized corporations and high-growth Internet-centric businesses. We expect that in the future a significant portion of our customers will consist of smaller businesses, home office users and other consumers that are introduced to our services through our strategic partners and affiliate resellers. Our top customers based on revenue in 1999 included the following:

        Cisco Systems                            Microsoft
        country.com                              Moreson Info Systems
        Excite@Home                              Radiowave
        Launch.com                               Veracast
        MessageMedia                             Wells Fargo

Technology

   Our reliable and scalable telephony and Internet infrastructure forms the basis of our suite of Internet communication services. Over the last three years, we have invested substantial resources to develop proprietary systems and applications that integrate disparate telephony and Internet communication technologies. Our layered approach to building applications allows us to effectively leverage our existing infrastructure, technologies and proprietary systems to accommodate changes in the marketplace. We believe this gives us a significant competitive advantage by allowing us to quickly and reliably develop new services and improve upon our existing services. We believe that our technological resources give us the following competitive advantages:

  . the ability to identify new and enhance existing Internet communication services;

  . the ability to build integrated applications by combining traditional telephony and Internet communication technologies; and

  . the ability to build a reliable and scalable communication infrastructure.

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

   The following chart illustrates our layered approach to building and integrating applications:
[Pictured here is a graphic with four rows. The bottom row is titled "Infrastructure" and contains the words "Telephony," "Fiber," "Internet Access," "Storage," "Servers," and "Facilities." The next row is titled "Technologies" and contains the words "Video Streaming," "Audio Streaming," "Web Collaboration," "Unified Messaging," "Wireless Web" and "Internet Voice Chat." The next row is titled "Proprietary Systems" and contains the words "Automated Billing," "Fraud Detection," "Automated Reporting," "Content Management," "Automated Transaction Management," "Call Routing," "Telephony and Internet Integration," and "Dynamic Load Balancing." The top row is entitled "Proprietary Applications" and containes the words "Evoke Webconferencing," "Evoke Webcasting" and "Evoke Talking Email."]

   Infrastructure. Each of our services resides on a common infrastructure that is built to a high level of fault tolerance and reliability. We maintain our own telecommunication-grade data facilities and production servers in Louisville and Boulder, Colorado. These facilities are interconnected to each other and to our telephony and Internet service providers through three independent fiber optic providers on four diverse routes. Our connection to the public telephony network and to our Internet service providers occur in geographically diverse cities to provide maximum fault tolerance to network outages. Our high-speed data centers are based on a fully-switched, high bandwidth network comprised of Foundry Networks hardware. Our services are built on a complement of servers running Linux, Solaris and Microsoft operating systems. Telephony connectivity is provided through hardware purchased from various vendors. Data related to the execution of our services is generally stored on fault tolerant EMC enterprise storage systems and is backed up using enterprise tape systems from Sun Microsystems. Our data facilities have backup power systems, redundant cooling systems, computer room fire suppression systems and sophisticated security systems.

   Technologies. We continuously evaluate new technologies, determine if they will be beneficial to our users and build systems and software that assist us in their management and integration into web-based applications. In cases where no existing technology meets our needs, we develop our own solution or modify an existing technology. We believe that by developing proprietary systems and applications on top of new and existing technologies, we can leverage the benefits of emerging technologies and rapidly integrate these technologies into our services. We license streaming audio and video technologies from Microsoft and RealNetworks. We purchase multipoint control units that allow us to bridge multiple telephone lines onto a single call. We purchase other telephony hardware to provide customized telephony applications. We will incorporate technologies that we license from a third party to develop voice chat services over the Internet. Our wireless web applications will be built on technologies readily available from certain vendors. Our web collaboration technologies are built in-house. Our multi-site database architecture is based on the Oracle 8i database that provides us with standby database access in the event of system failure.

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

   Proprietary Systems. Our systems are the central hub of our services, linking together disparate communication technologies with applications in an integrated manner. This enables us to share technologies across multiple services to quickly develop and enhance applications. Universal functions like our billing system need only be created once, yet all applications can operate using the same robust billing structure. The systems layer represents the majority of our proprietary software development and consists of functions such as automated billing and reporting, security, transaction management, interface integration, content management, call routing and fraud detection. Our dynamic load balancing systems manage traffic volumes across hundreds of Internet communication servers and telephony switches, enabling us to increase capacity and meet growing customer demand. We believe our proprietary systems make otherwise incompatible emerging technologies work together by allowing us to manage them effectively.

Research and Development

   Our research and development efforts are currently focused on improving the functionality and performance of our existing services as well as developing new services to meet the changing needs of our diverse customer base. Our research and development organization is comprised of the following groups:

  . The database and transaction group focuses on billing and reporting systems as well as maintaining a record of every communication event that happens within our systems.

  . The server group focuses on developing, integrating and implementing server-based technologies used in our solutions.

  . The application group focuses on building easy-to-use interfaces for users to control our services.

  . The advanced technology group researches new technologies for potential integration into our service offerings.

  . The operations group is responsible for testing and maintaining all deployed systems as well as performing routine upgrades and bug fixes.

   We devote a substantial portion of our resources to developing new services, enhancing existing services, expanding and improving the Internet and telephony technologies we use and strengthening our technological expertise. We believe our success will depend, in part, on our ability to develop and introduce new services and enhancements to our existing services. We have made, and expect to continue to make, significant investments in research and development. Over the last three years, we have expensed approximately $2.1 million related to research and development activities. We intend to devote substantial resources to research and development for the next several years. As of January 31, 2000, we had 21 full-time engineers and developers engaged in research and development activities.

Sales and Marketing

   Sales. We currently sell our services through a direct sales force and indirect sales channels. As of January 31, 2000, we had 40 full-time employees engaged in sales. The following segments outline our direct and indirect sales initiatives:

  . Direct Sales Force. Our direct sales force sells our services primarily to large and medium-sized corporations and high-growth, Internet-centric businesses. Our direct sales force is geographically based and as of January 31, 2000 consisted of 27 employees operating in eleven states. A significant percentage of our sales compensation is commission based. Sales is our fastest growing department and we anticipate our direct sales staff to exceed 140 employees by the end of 2000.

  . Co-Branded Partnerships. Our business development team is focused on establishing strategic partnerships with leading Internet companies that have a broad user base. Our agreements with popular web sites allow us to distribute our services through a link on their sites or bundle our services as part of a co-branded offering. We expect that these partnerships will help us extend the reach of our services to attract small businesses, home office users and other consumers. We plan to expand our business development team from 4 individuals as of January 31, 2000 to over 10 individuals by the end of 2000.

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

  . Affiliates. In November 1999, we launched an affiliate program with a third-party service company. An affiliate is a web site owner that agrees to promote our services by advertising them on their web site. Affiliates receive a commission on our services sold through their web site. As of January 31, 2000, we had over 2,500 affiliates signed up to resell Evoke Webconferencing.

  . Indirect Sales. We partner with resellers and third-party technology providers to resell our services. These indirect sales channels allow us to extend our reach to businesses of all sizes.

  . E-commerce. The majority of our services can be purchased and delivered directly though our web site. Our web site provides us with a low-cost, globally accessible sales channel that is available 24 hours a day, seven days a week.

   Marketing. We focus our marketing efforts on communicating the benefits of our services to increase and enhance usage. We seek to increase brand awareness, stimulate market demand and educate potential customers about the advantages of using Internet communication services. Our marketing programs include:

  . Advertising. We use Internet, print and broadcast advertising campaigns targeted toward business and consumer users to communicate the power of our services.

  . Co-Branding. We offer our services as co-branded engines to strategic partners, such as web portals and other high-traffic web sites. This allows us to reach a much larger audience than could be reached through our web site alone. We believe this increases brand awareness and ultimately achieves greater market penetration. We also enhance our brand through our associations with leading Internet companies whose brand equity and corporate identity we believe reflect favorably upon our services.

  . Public Relations. Our public relations initiatives aim to widen public recognition of our brand by highlighting important technical developments, service offerings, awards, strategic partnerships and company milestones. We seek to enhance our position in our industry through active participation in industry trade shows, conferences and speaking engagements.

  . Viral Marketing. Our sales and marketing strategy is reinforced by the viral nature of our services as new users are exposed to our services through their participation in an Evoke Webconference or receiving an Evoke Talking Email. This enables our Internet communication services to reach a broad base of Internet users in a manner more cost-effective than typical advertising.

  . Product Management. Our product management group is responsible for managing the product life cycle from conception to launch. They conduct market and competitive analyses to strategically develop our services. This group oversees product launches and translates our technical service capabilities into marketable Internet communication tools.

  . Customer Relationship Management. Our communication initiatives are aimed at maintaining positive relationships with our customer base. This includes maintaining contact with customers through opt-in email newsletters, training initiatives, promotions and incentives to increase the use of our services. In addition, we incorporate customer feedback from emails and focus groups into our services.

Customer Service

   We offer customer support and operator assistance 24 hours a day, seven days a week. Technical and customer support is available through a toll-free telephone number and email request system. In addition, Evoke Webconferencing users can request operator help with the click of a mouse. We also offer substantial self-serve information databases in the form of frequently asked questions hosted on our web site. As of January 31, 2000, we had 24 full-time technical and customer support representatives to respond to customer requests for support.

   Most of our requests for customer support involve browser settings or user error and can be addressed during an operations technician's initial contact with a customer. If the problem cannot be solved immediately, our development operations group addresses the technical issues and informs the account development representative of the customer's difficulties. Once a solution is discovered, or the problem and timeline for solution are determined, our account development representative contacts the customer.

   We are currently integrating an automated email response system to efficiently handle email requests. This automated system will use keywords to identify the customer's request and send a personalized, specific response to the customer's query. If the email system cannot handle the particular request, it will automatically contact an operations technician to initiate the problem resolution process.

Competition

   The market for Internet communication services is relatively new, rapidly evolving and intensely competitive. As the market for Internet communication services evolves, more companies will enter this market and invest significant resources to develop Internet communication services. As a result, we expect that competition will continue to intensify and may result in price reductions, reduced sales and margins, loss of market share and reduced acceptance of our services.

   We believe that the primary competitive factors in the Internet communication services market include:

  .  ease of use of services and breadth of service offerings;

  .  quality and reliability of communication services;

  .  pricing;

  .  brand identity;

  .  quality of customer service;

  .  compatibility with new and existing communication formats;

  . access to and penetration of distribution channels necessary to achieve broad distribution;

  . ability to develop and support secure formats for communication delivery;

  .  demand for Internet communication services;

  .  scalability of streaming voice and video and delivery technology; and

  . challenges caused by bandwidth constraints and other limitations of the Internet infrastructure.

   Our failure to adequately address any of the above factors could harm our business.

   We are an integrated provider of Internet communication services. As such, we compete with standalone providers of traditional teleconferencing, web collaboration and streaming services. We believe that none of our competitors currently combine these services as an integrated offering other than by using at least one other vendor. However, our current and potential competitors may enter or expand their positions in the Internet communication services market by acquiring one of our existing competitors or by forming strategic alliances with these competitors.

   In the traditional teleconferencing market, our principal competitors include AT&T, Global Crossing and MCI WorldCom. These companies currently offer teleconferencing services as part of a bundled telecommunications offering, which may include video and data conferencing services and other Internet collaboration services. In the collaboration services market our principal competitors include Centra Software, Contigo, PlaceWare, and WebEx. Some of these competitors offer collaboration services with a broader set of features than we currently offer. Enterprise software vendors, such as Oracle and SAP, may choose to extend their applications with similar collaboration features in the future. In the streaming content delivery market our principal competitors include iBeam Broadcasting, InterVU and Broadcast.com, a division of Yahoo!.

   Many of our current and potential competitors have larger customer bases, longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. Our failure to compete successfully could harm our business.

Intellectual Property

   The success of our business is substantially dependent on the proprietary systems that we have developed. These proprietary systems are not currently protected by any patents and we may not be successful in our efforts to secure patents for our proprietary systems. Other companies or individuals could develop and market similar systems and services and we would have no legal claim against them unless and until we obtain such protection.

   To protect our proprietary rights, we rely on a combination of trademarks, service marks, trade secrets, copyrights, confidentiality agreements with our employees and third parties, and protective contractual provisions. Our protection efforts may prove to be unsuccessful, and unauthorized parties may copy or infringe upon aspects of our technology, services or trademarks. Furthermore, the validity, enforceability and scope of protection for intellectual property such as ours in Internet-related industries is uncertain and still evolving. Existing trade secret, copyright and trademark laws offer only limited protection. Further, effective trade secret, copyright and trademark protection may not be available in every country in which we will offer our services and policing unauthorized use of our proprietary information is difficult.

   In December 1999, we licensed the source and object code of specific technologies from AudioTalk Networks which we are using to develop voice chat services over the Internet. We licensed this technology, subject to certain installation requirements and will pay royalties and software maintenance through December 2001, after which we will have no further payment obligations. AudioTalk may grant identical or similar licenses to others. Generally, we are not permitted to transfer these license rights to others except in connection with the sale and distribution of our services. The AudioTalk license is perpetual and the agreement can be terminated by AudioTalk only if we materially breach provisions relating to restricted third party access or our payment or indemnification obligations. If this license is terminated, we would be forced to remove such technology from any service that incorporates this technology. As a result, we would be required to expend extensive engineering efforts to develop comparable technology or pay additional license fees if similar technologies were available. We may be required to license technologies from third parties to develop, market and deliver new services in the future. We may be unable to obtain any such licenses on a timely basis, on commercially reasonable terms or at all and the rights granted under such licenses may not be valid or enforceable.

Employees

   As of January 31, 2000, we employed 117 people. The employees included 18 in general and administrative functions, 15 in operations, 63 in sales and marketing, and 21 in research and development. Our future success depends in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by a labor union or covered by any collective bargaining agreements. We consider our employee relations to be good.

Facilities

   Our principal executive office is located in Louisville, Colorado where we lease 40,000 square feet of space from a company controlled by Paul Berberian, our chairman of the board, chief executive officer and president, James LeJeal, our chief operating officer and chief financial officer, and Byron Chrisman, one of our former directors. See "Certain Transactions--Lease" for more information on this lease. We also lease 4,000 square feet of space in Boulder, Colorado under a lease that expires in May 2002. Additionally, the company leases office space for satellite sales offices that are typically less than 1,000 square feet in Atlanta, Bethesda, Boston, Chicago, Denver, Los Angeles, New York, Minneapolis and San Francisco. We believe that these existing facilities are adequate to meet current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Legal Proceedings

   From time to time, we have been subject to legal proceedings and claims in the ordinary course of business. Although we are not currently involved in any material legal proceedings, we may in the future be subject to legal disputes, including claims of alleged infringement of third party patents, trademarks, and other intellectual property rights by us and our licenses. Any claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business.

                                   MANAGEMENT

   Our executive officers, key employees and directors are as follows:

Name                      Age Position With Us
----                      --- ----------------
Paul A. Berberian.......  33  Chairman of the Board, Chief Executive Officer and President
James M. LeJeal.........  35  Chief Operating Officer, Chief Financial Officer and Director
Todd Vernon.............  35  Chief Technology Officer
Mhaer Alahydoian........  36  Vice President International Business Development
Bryce Ambraziunas.......  29  Vice President Operations
Brad Dupee..............  30  Vice President Business Development
Arturo Florcruz.........  39  Vice President Sales
Dan Fuller..............  33  Senior Vice President Sales
Kenneth Mesikapp........  36  Vice President Finance and Accounting, Assistant Treasurer
Alison Seccombe.........  29  Vice President Marketing
Bradley A. Feld.........  34  Director
Donald Hutchison........  43  Director
Donald H. Parsons, Jr...  37  Director
Carol deB. Whitaker.....  46  Director

Executive Officers

   Paul A. Berberian has served as our chairman of the board, chief executive officer and president since co-founding our company in April 1997. From November 1995 to April 1997, Mr. Berberian was director of ConferLink, a division of ConferTech International, now Global Crossing, focusing on revenue call management information systems. In June 1993, Mr. Berberian co-founded LINK-VTC, a videoconferencing service provider, and served as its president and a member of its board of directors, which was acquired by ConferTech International in November 1995. He holds a B.S. degree in management and is a distinguished graduate from the U.S. Air Force Academy.

   James M. LeJeal has served as our chief operating officer, chief financial officer and as a member of our board of directors since co-founding our company in April 1997. From December 1995 to April 1997, Mr. LeJeal served as the corporate vice president of finance of ConferTech International, where he was responsible for managing the accounting and billing functions, human resources and financial planning and analysis of a $100 million business unit. From September 1994 to December 1995, Mr. LeJeal served as vice president of finance and administration of LINK-VTC, which was later acquired by ConferTech International. He holds a MBA degree from Loyola Marymount University and a B.S. degree in management and is a distinguished graduate from the U.S. Air Force Academy.

   Todd Vernon has served as our chief technology officer since our inception in April 1997. From August 1996 to April 1997, Mr. Vernon served as senior software engineer for ConferLink, a division of ConferTech International. From January 1996 until August 1996, Mr. Vernon served as product architect and lead developer for Rogue Wave Software. From August 1994 to January 1996, Mr. Vernon served as senior software engineer at Evolving Systems, Inc., a software company. From February 1987 to August 1994, Mr. Vernon served as senior electronic engineer at NASA Dryden Flight Research Facility. He holds a B.S. degree in electrical engineering from Central Missouri State University.

Key Employees

   Mhaer Alahydoian has served as our vice president international business development since January 2000. From May 1998 to July 1999, Mr. Alahydoian served as senior partner of The Investment Law Group Ltd., a law firm located in Yerevan, Armenia. From January 1997 to May 1998, he served as the project director of judicial and legal training programs for ARDI/Checchi Rule of Law Consortium. From January 1997 to May 1998, Mr. Alahydoian served as associate director of the American University of Armenia's LL.M. program. From August 1995 to July 1996, he was a Fulbright scholar lecturing at Yerevan State University. From November 1994 to April 1995, Mr. Alahydoian served as an attorney and project manager for the World Bank in Yerevan, Armenia. He holds a B.A. degree in psycho-biology from Occidental College, a Certificat d'etudes internationales and a J.D. degree from Loyola Law School in Los Angeles, California.

   Bryce L. Ambraziunas has served as our vice president operations since November 1998. From October 1997 to November 1998, Mr. Ambraziunas served as executive manager of U.K. operations for Frontier Videoconferencing, a division of Frontier ConferTech. From January 1996 to October 1997, Mr. Ambraziunas held various positions in the operations and sales departments of LINK-VTC, including technical account executive for its videoconferencing offering. He received a B.A. degree in economics from the University of California at Santa Cruz.

   Brad Dupee has served as our vice president business development since June 1999. From July 1998 to June 1999, Mr. Dupee served as manager of business development for Hill/Holiday Interactive, an Internet business consulting firm. From March 1996 to July 1998, Mr. Dupee served as director of sales and marketing for General Interactive, Inc., an interactive relationship marketing firm that he co-founded. From November 1992 to March 1996, Mr. Dupee held a sales position with Network Plus, Inc., an aggregator of telecommunication services for small and medium-sized business markets. He holds a B.S. degree in finance from Bentley College.

   Arturo Florcruz has served as our vice president sales since January 2000 and as our director of sales, eastern region from May 1999 to January 2000. From September 1998 to April 1999, Mr. Florcruz served as vice president, sales and services for Ovation Communications, a competitive local exchange carrier that was purchased by McLeod USA in February 1999. From July 1997 to August 1998, Mr. Florcruz served as vice president sales, central region for Frontier Confertech. From May 1983 to June 1997, Mr. Florcruz held a variety of sales, marketing and executive positions at Ameritech, including vice president of sales and vice president of business development. Mr. Florcruz holds a B.S. degree in marketing and management from Indiana University and a MBA degree in management from Northwestern University Kellogg School of Business.

   Dan Fuller has served as our senior vice president sales since January 2000. From August 1998 to January 2000, Mr. Fuller served as vice president of sales for CRN Broadcasting, a radio broadcasting company. From March 1989 to July 1998, Mr. Fuller held various sales manager positions with Noble Broadcasting, including general sales manager of KBCO, KHIH and KHOW radio in Denver, Colorado. Noble Broadcasting was acquired by Jacor Broadcasting in May 1996. Mr. Fuller holds B.A. in marketing from Arizona State University.

   Kenneth Mesikapp has served as our vice president finance and accounting and assistant treasurer since October 1999 and as our corporate controller from December 1997 to October 1999. From November 1994 to October 1997, Mr. Mesikapp served as audit manager of Brock and Company, CPAs, P.C., an accounting firm located in Boulder, Colorado. From June 1986 to November 1994, Mr. Mesikapp held a variety of positions and most recently was a manager at Nykiel, Carlin and Company, an accounting firm located in Schaumburg, Illinois. Mr. Mesikapp holds a B.S. in accounting from the University of Illinois at Chicago and is a certified public accountant.

   Alison Seccombe has served as our vice president marketing since September 1999 and has been employed by us since May 1999. From February 1997 to May 1999, Ms. Seccombe served as account supervisor for

Alexander Ogilvy Public Relations Worldwide. From October 1995 to November 1996, Ms. Seccombe was employed in the advertising department of JGF Communications. From March 1995 to October 1995, Ms. Seccombe held a sales position with Chroma Copy Imaging. She holds a B.A. degree in political science from Saint Mary's College.

Directors

   Bradley A. Feld has served as a member of our board of directors since May 1998. Since June 1996, Mr. Feld has served as managing director of Softbank Technology Ventures. Since 1995, Mr. Feld has been the President of Intensity Ventures Inc., a company that helps to establish, advise and operate software companies. From 1994 to 1995, Mr. Feld served as chief technology officer of AmeriData Technologies, a publicly-traded company that was acquired by GE Capital in 1996. From 1985 to 1993, Mr. Feld was the President of Feld Technologies, a software consulting firm that he founded and that was acquired by AmeriData in 1993. Mr. Feld is a director and co-chairman of Interliant, Inc. and MessageMedia, Inc. and a director of a number of privately held companies. Mr. Feld holds S.B. and S.M. degrees from the Massachusetts Institute of Technology.

   Donald Hutchison has served as a member of our board of directors since January 2000. Since February 1997, Mr. Hutchison has served as senior vice president and general manager of Excite@Home, focusing on building their business division, @Work. Since February 1997, Mr. Hutchison has served as director of sales and marketing for TAU Corporation, a digital image computing company. From May 1994 to January 1997, Mr. Hutchison served as senior vice president for sales and marketing of NETCOM. From January 1987 to July 1989, Mr. Hutchison served as director of sales and business planning for Pixar, a digital animation company. Mr. Hutchison holds a B.A. degree in economics from the University of California at Santa Barbara, and a MBA degree in finance and organizational development from Loyola Marymount University.

   Donald H. Parsons, Jr. has served as a member of board of directors since April 1997. Mr. Parsons initially joined Centennial Ventures in 1989. He has been a special limited partner of Centennial Holdings III and is currently a general partner of Centennial Holdings IV and Centennial Holdings V and a managing principal of Centennial Holdings VI. Additionally, he serves as a senior vice president of Centennial Holdings, Inc. From 1982 to 1987, Mr. Parsons was a video graphics engineer for IBM Corporation in Boca Raton, Florida. Mr. Parsons is a member of the board of directors of Ecrix Corporation, HighGround Systems, Inc., UMONGO, Inc. and iVAST Inc., each a privately-held company. Mr. Parsons is the former chairman and president of the Venture Capital Association of Colorado. Mr. Parsons holds a B.S. degree in electrical engineering from Northwestern University and a MBA degree from the University of Michigan Business School.

   Carol deB. Whitaker has served as a member of our board of directors since June 1999. Ms. Whitaker has over 20 years of investment banking experience with both corporations and Wall Street firms. Since 1990, Ms. Whitaker has served as President of Whitko & Company, a Denver-based corporate finance consulting firm. From January 1996 to July 1996, Ms. Whitaker served as chief executive officer of W.W. Comm, Inc., a start-up company pursuing wireless communication opportunities in Latin America. Ms. Whitaker was a member of the board of directors of Brooks Fiber Properties, Inc. from October 1996 until the sale of the company in January 1998 to MCI WorldCom. Ms. Whitaker is also a member of the board of directors of Yipes Communications, Inc. and Optiglobe, Inc., both privately held companies. Ms. Whitaker holds a B.A. degree in economics from Colorado College and a MBA degree from the University of Chicago.

Classified Board of Directors

   We currently have six directors. In February 2000, our board of directors approved, subject to stockholder approval, our restated certificate of incorporation to provide for, among other things, a classified board of directors. The restated certificate of incorporation states that the terms of office of the board of directors will be divided into three classes: class I, whose term will expire at the first annual meeting of stockholders after this offering, class II, whose term will expire at the second annual meeting of stockholders after this offering and class III, whose term will expire at the third annual meeting of stockholders after this offering. After such election, the directors will serve for a term of three years and until their successors have been elected.

Board Committees

   Our audit committee consists of        ,          and        . The audit
committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and evaluates our internal accounting procedures.

   Our compensation committee consists of            and        . The
compensation committee reviews and approves compensation and benefits for our executive officers. The compensation committee also administers our compensation and stock plans and makes recommendations to the board of directors regarding such matters. No member of the compensation committee has been an officer or employee of Evoke at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   Directors do not currently receive any cash compensation for their service as directors, but are reimbursed for customary and reasonable expenses incurred in attending board of directors and committee meetings. Non-employee directors are eligible to receive options and stock issuances under our 2000 equity incentive plan and have been granted the following options and issuances under the plan:

  . On January 25, 2000, Mr. Hutchison received an option to purchase 40,000 shares of our common stock at an exercise price of $3.00 per share, with a vesting period of three years commencing on that date at a rate of 1/36th of the shares underlying the options vesting each month;

  . On January 25, 2000, Mr. Hutchison purchased 150,000 shares of our common stock at $3.00 per share;

  . On December 1, 1999, Messrs. Chrisman and Tankersley, our former directors, and Messrs. Feld and Parsons each received an option to purchase 40,000 shares of our common stock at an exercise price of $1.04 per share, with a vesting period of three years commencing retroactively on January 1, 1998 at a rate of 1/36th of the shares underlying the options vesting each month;

  . On December 1, 1999, Ms. Whitaker received an option to purchase 50,000 shares of our common stock at an exercise price of $1.04 per share, with a vesting period of one year commencing retroactively on July 1, 1999 at a rate of 1/12th of the shares underlying the option vesting each month;

  . On July 15, 1999, Whitko & Company for Ms. Whitaker, purchased 50,000 shares of our common stock at $1.04 per share; and

  . On June 16, 1999, Ms. Whitaker received an option to purchase 40,000 shares of our common stock at an exercise price of $.85 per share, with a vesting period of three years at a rate of 1/36th of the shares underlying the option vesting each month commencing on that date.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our other executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1999. Throughout this prospectus we refer to these individuals as our named executive officers.

                           Summary Compensation Table

                                                       Annual       Long-Term
                                                    Compensation   Compensation
                                                  ---------------- ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position                        Salary   Bonus    Options
---------------------------                       -------- ------- ------------
Paul A. Berberian,
 Chairman of the Board, Chief Executive Officer
  and President.................................. $131,515 $ 5,000   200,000
James M. LeJeal
 Chief Operating Officer, Chief Financial Officer
  and Director...................................  131,515   5,000   200,000
Todd Vernon
 Chief Technology Officer........................  119,697  12,000    50,000

Option Grants in 1999

   The following table sets forth information regarding options granted to the named executive officers during 1999.

                                                                          Potential Realizable Value
                                                                          at Assumed Annual Rates of
                                    Percent of                           Stock Price Appreciation for
                         Number of Total Options Exercise                         Option Term
                          Options   Granted  in    Price    Expiration   -----------------------------
Name                      Granted      1999      ($/Share)     Date            5%             10%
----                     --------- ------------- --------- ------------- -------------- --------------
Paul A. Berberian.......  200,000       9.7%       $1.04   Nov. 17, 2009       $130,810 $      331,498
James M. LeJeal.........  200,000       9.7         1.04   Nov. 17, 2009        130,810        331,498
Todd Vernon.............   50,000       2.4         0.85    May 31, 2009         26,728         67,734

   The percent of total options granted in 1999 in the above table is based on 2,059,750 total options granted to employees, directors and consultants. Our board of directors may reprice options under the terms of our stock option plans.

   Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant. In making this determination, the board of directors considered a number of factors, including:

  .  our historical and prospective revenue and profitability;

  .  our cash balance and rate of cash consumption;

  .  the development and size of the market for our services;

  .  the status of our financing activities;

  .  the stability of our management team; and

  .  the breadth of our services.

   The amounts reflected in the "Potential Realizable Value" column of the foregoing table are calculated assuming that the fair market value of the common stock on the date of the grant as determined by the board of directors appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and the common stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future increases in the price of the common stock.

1999 Option Exercises and Year-End Option Values

   The following table sets forth information concerning the value realized upon exercise of options during 1999 and the number and value of unexercised options held by each of the named executive officers at January 31, 2000. Amounts under "Unexercisable" in the table below include unvested options notwithstanding the fact that they are immediately exercisable upon grant because unvested shares are subject to repurchase by us at the original exercise price upon the employees cessation of service. The value of the unexercised in-the-money options is based on the fair market value of our common stock as of January 31, 2000 (determined by the board of directors in the manner discussed above to be $3.00 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.

                                                                               Value of Unexercised In-the-
                                                 Number of Unexercised         Money Options at January 31,
                           Shares             Options at January 31, 2000                  2000
                         Acquired on  Value   ------------------------------   --------------------------------
Name                      Exercise   Realized Exercisable     Unexercisable     Exercisable      Unexercisable
----                     ----------- -------- -------------   --------------   --------------   ---------------
Paul A. Berberian.......     --        --                --          200,000  $            --          $392,000
James M. LeJeal.........     --        --                --          200,000               --           392,000
Todd Vernon.............     --        --           187,500          112,500          543,750           288,750

Employment Agreements and Change in Control Arrangements

   In November 1999, we entered into personal services agreements with Mr. Berberian, our chairman of the board, chief executive officer and president, and Mr. LeJeal, our chief operating officer and chief financial officer. Each of the agreements is for an initial two year term and continues indefinitely thereafter until notice of termination by either party. Under the terms of the agreements, Messrs. Berberian and LeJeal will each receive an annual base salary of $215,000 beginning in 2000 plus performance-based bonuses as determined by the compensation committee and in December 1999 each received an initial stock option grant for options to purchase 200,000 shares of our common stock.

   If either Mr. Berberian or Mr. LeJeal is terminated without cause or terminates their own employment "for good reason," then the terminated executive will receive his base salary through the end of the initial term or for a period of 18 months, whichever is longer, plus any accrued bonuses and all unexercised stock options shall vest. If either executive is terminated "for cause," by mutual agreement or voluntarily, then the executive will be entitled to accrued compensation and unreimbursed expenses. "For good reason" is generally defined as a material change in the executive's job duties inconsistent with his position, a reduction in salary inconsistent with a general reduction of the salaries of similarly situated employees, a required relocation more than 50 miles from our current location, or our material breach of the applicable employment period. "For cause" is generally defined as a material breach of the employment agreement by the executive, dishonesty with respect to the company, willful misfeasance intended to materially damage the company, conviction of a crime of moral turpitude or crime, other than a vehicle offense, that could materially damage our reputation or willful or prolonged absence, other than due to illness, or failure to perform his duties for 20 days following written notice.

   If either Mr. Berberian or Mr. LeJeal is terminated following a "change of control," then the terminated executive will receive his base salary through the end of the initial term or for a period of 18 months, whichever is longer, plus bonuses that would have been paid to that executive had he remained employed during such period and the initial grant of stock options shall vest. A "change of control" is generally defined as a liquidation or dissolution of the company, the sale of all or substantially all of our assets, and a merger or consolidation of the company where after the merger or consolidation our shareholders hold less than 50% of the stock of the surviving corporation.

   The agreements also contain non-competition and confidentiality provisions. Under the terms of the agreements, each executive has agreed not to compete with us in the United States, hire or attempt to hire any of our employees for a period of 12 months following termination or at any time payments are being made to the executive.

401(k) Plan

   Our employees are eligible to participate in our 401(k) Plan. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($10,500 in 2000). Employees may contribute this amount to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible when made. We may make discretionary matching contributions to the 401(k) Plan. Additionally, we may make discretionary contributions in amounts to be determined by the board of directors. Since the 401(k) Plan's inception, we have made $13,072 in matching or profit sharing contributions.

2000 Equity Incentive Plan

   Our board of directors adopted our 2000 Equity Incentive Plan on February 15, 2000, subject to stockholder approval. The incentive plan is an amendment and restatement of our 1997 Stock Option/Stock Issuance Plan.

   Administration. The board administers the incentive plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine:

  .  the grant recipients;

  .  the grant dates;

  .  the number of shares subject to the award;

  .  the exercisability and vesting of the award;

  .  the exercise price;

  .  the type of consideration; and

  .  the other terms of the award.

   Share Reserve. We have reserved a total of 5,000,000 shares of our common stock for issuance under the incentive plan. On January 1 of each year for 10 years, beginning on January 1, 2001, the number of shares in the reserve automatically will be increased by 3.0% of the lesser of:

  .  our outstanding stock on the effective date of this offering, or

  .  our outstanding shares as of such January 1.

   However, the automatic increase is subject to reduction by the board. If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires or otherwise terminates, the shares that are not purchased again become available for issuance under the incentive plan.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

  . A stock option is a contractual right to purchase a specified number of our shares at a specified price (exercise price) for a specified period of time.

    . An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on the date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. If two years pass between grant date and sale date and one year passes between exercise date and sale date, all profit on the sale of our shares acquired by exercising the incentive stock option is long-term capital gain income. However, if either of the holding periods is not met, there has been a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates.

    . A nonstatutory stock option is a stock option that either does not meet the Internal Revenue Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. It triggers a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date.

  . A restricted stock purchase award is our offer to sell our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered.

   Under certain conditions the board may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours. The exercise price of an incentive stock option in such cases must be at least 110% of the fair market value of the stock on the grant date and the option term must be five years or less.

   Limits on Option Grants. There are limits on the number of shares that the board may grant under an option.

  . Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. When we become subject to Section 162(m), in order to prevent options granted under the incentive plan from being included in compensation, the board may not grant options under the incentive plan to an employee covering an aggregate of more than 2,000,000 shares in any calendar year.

  . In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the incentive plan as well as under any other stock plans that our affiliates or we maintain. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

   Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The exercise price of nonstatutory stock options may be 85% or more of fair market value. If the value of our shares declines thereafter, the board may offer optionholders the opportunity to replace their outstanding higher-priced options with new lower-priced options. To the extent required by Section 162(m) of the Internal Revenue Code, the old repriced option is deemed to be canceled and a new option granted, but both options will be counted against the Section 162(m) limit discussed above.

   The maximum option term is 10 years. Subject to this limitation, the board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to our affiliates and to us terminates. If this termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If this termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following the optionholder's death.

   The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's option rights will pass by his or her will or by the laws of descent and distribution.

   Terms of Other Stock Awards. The board determines the purchase price of other stock awards. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

   Other Provisions. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

   If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to this event. However, we treat outstanding stock awards differently in the following situations:

  .  a sale of substantially all of our assets;

  . a merger or consolidation in which we are not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power);

  . a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, greater stock voting power); or

  . any transaction or series of related transactions in which in excess of 50% of our voting power is transferred.

   In these situations, the surviving entity will either assume or replace all outstanding awards under the incentive plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

   In addition, if a participant's service either is involuntarily terminated without cause or is voluntarily terminated for good reason within 12 months after one of the listed transactions, then a portion of vesting of an award (and, if applicable, the exercisability of the award) will accelerate.

   Stock Awards Granted. As of January 31, 2000, options to purchase 2,681,540 shares at a weighted average exercise price of $1.19 per share were outstanding. As of January 31, 2000, we have issued 375,000 shares pursuant to restricted stock purchase awards under the incentive plan.

   Plan Termination. The incentive plan will terminate in 2010 unless the board terminates it sooner.

2000 Employee Stock Purchase Plan

   On February 15, 2000, the board adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan, authorizing the issuance of 600,000 shares of common stock pursuant to purchase rights granted to our employees or to employees of any affiliate of ours. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. As of the date hereof, no shares of common stock had been purchased under the Purchase Plan. The share reserve for the plan is scheduled to increase each January 1 during the term of the Purchase Plan by 3% of the lesser of the total number of shares of our common stock outstanding on:

  .  such January 1, or

  .  the effective date of this offering.

   The Purchase Plan is administered by the Board, but such administration may be delegated to the compensation committee. The Purchase Plan provides a means by which employees may purchase our common stock through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by us or by an affiliate of ours for at least five months per calendar year may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their earnings for the purchase of stock under the Purchase Plan. Under the plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The first offering will begin on the effective date of this offering and be approximately 26 months in duration with purchases occurring every six months. Unless otherwise determined by the Board, common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of:

  . 85% of the fair market value of a share of our common stock on the date of commencement of participation in this offering; or

  . 85% of the fair market value of a share of our common stock on the date of purchase.

   Eligible employees may be granted rights only if the rights, together with any other rights granted under employee stock purchase plans, do not permit such employees' rights to purchase stock to accrue at a rate which exceeds $25,000 of the fair market value of such stock for each calendar year in which such rights are outstanding. No employee is eligible for the grant of any rights under the Purchase Plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock (measured by vote or value).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Stock option grants and stock issuances under our executive compensation plan to our executive officers and directors are described in this prospectus under the heading "Management--Compensation of Directors and--Executive Compensation."

Purchases of Capital Stock

   From April 1997 through December 1999, the following executive officers, directors and holders of more than 5% of our voting securities purchased securities in the amounts, on an as converted to common stock basis, and as of the dates shown.

                                     Series A   Series B    Series C    Series D
                           Common   Preferred   Preferred  Preferred   Preferred
Purchaser                  Stock     Stock (1)    Stock      Stock       Stock
---------                ---------- ---------- ----------- ---------- ------------
Directors and Executive
 Officers
Paul A. Berberian (2)...     30,000  2,970,000         --      40,000          --
James M. LeJeal.........     20,000  1,980,000         --         --           --
Todd Vernon.............        --      75,000         --         --           --
Byron R. Chrisman (3)...    250,000        --          --         --       100,000
Carol deB. Whitaker
 (4)....................        --         --          --         --        17,000
5% or Greater
 Shareholders                   --         --          --         --           --
Centennial Ventures,
 (5)....................        --         --    1,442,307  3,846,154    6,550,000
SOFTBANK Technology
 Ventures (6)...........        --         --      480,769  2,884,616    4,658,334
Highland Capital
 Partners III Limited
 Partners (7)...........        --         --          --   2,884,614      833,000
Intel Corporation.......        --         --          --         --     3,666,667
Pequot Private Equity
 Fund II, L.P...........        --         --          --         --     4,666,667
Price per share......... $     0.10 $     0.10 $      0.52 $     1.04 $       3.00
Date(s) of purchase..... 4/97, 5/97 4/97, 5/97 9/97, 10/97 5/98, 6/98 11/99, 12/99

--------
(1) The Series A preferred stock was issued at the closing of the Series B preferred financing upon the terms of convertible promissory notes issued on the dates shown.
(2) Includes shares of Series B preferred stock purchased by the Berberian Family Trust, Ani Berberian and Lori Pelantay.
(3) Includes shares of common stock purchased by BMC Properties, LLC of which Mr. Chrisman is a managing member. Mr. Chrisman is a former member of our board of directors.
(4) Includes shares of common stock purchased by Whitco & Company, of which Ms. Whitaker, one of our directors, is the founder and president.
(5) Includes shares purchased by the following entities: Centennial Fund V, L.P., Centennial Entrepreneurs Fund V, L.P., Centennial Entrepreneurs Fund VI, L.P., Centennial Fund VI, L.P., and Centennial Holdings I, LLC. Mr. Parsons, one of our directors, is a general partner of certain Centennial Ventures entities.
(6) Includes shares purchased by the following entities affiliated with SOFTBANK Technology Ventures: SOFTBANK Technology Ventures IV, L.P., SOFTBANK Technology Ventures V, L.P., SOFTBANK Technology Ventures Advisors Fund V, L.P., SOFTBANK Technology Ventures Entre Fund V, L.P. and SOFTBANK Technology Advisors Fund, L.P. Mr. Feld, one of our directors, is a managing director of SOFTBANK Technology Ventures.
(7) Includes shares purchased by Highland Entrepreneurs' Fund Limited Partners.

   We have entered into an amended and restated stockholders' agreement with each of the purchasers of preferred stock shown above. This agreement provides that these and other stockholders will have registration rights with respect to their shares of common stock issuable upon conversion of their preferred stock upon the consummation of this offering. Please see "Description of Capital Stock--Registration Rights" for a more detailed discussion of these rights.

Bridge Loans

   On March 31, 1998, we borrowed $250,000 from certain Centennial Ventures entities and $250,000 from affiliates of SOFTBANK Technology Ventures under the terms of convertible promissory notes. The promissory notes accrued interest at a rate of 10% per annum and converted into an aggregate of 487,355 shares of our Series C Preferred Stock on May 27, 1998. In connection with our issuance of the convertible promissory notes, we issued warrants to purchase an aggregate of 12,018 shares of our Series C preferred to these entities. These warrants have an exercise price of $1.04 and are currently outstanding. Mr. Parsons, one of our directors, is a general partner of certain Centennial Ventures entities and Mr. Feld, another of our directors, is a managing director of SOFTBANK Technology Ventures.

Leases

   In March 1997, we entered into a contract with BMC Properties, LLC for the lease of 4,295 square feet of office space at 5777 Central Avenue, Boulder, Colorado 80301. This lease commenced in June 1997 and expires in May 2002. In 1997, 1998 and 1999, we paid an aggregate of $54,908, $103,635 and $118,273 to
BMC Properties, LLC and expect to pay an aggregate of $111,108 in 2000, $111,108 in 2001 and $46,295 in 2002. Byron Chrisman, a former director of ours, is a managing member of BMC Properties LLC.

   In June 1999, we entered into a contract with BLC Properties, LLC for the lease of our principal executive offices at 1157 Century Drive, Louisville, Colorado 80027. This lease commenced in October 1999 and has a term of 10 years. Under this lease, we have agreed to pay rent of $50,110 per month subject to an annual adjustment for inflation based on the consumer price index. We also pay the operating expenses related to this building which vary on a monthly basis. Messrs. Berberian, Chrisman, and LeJeal are members of BLC Properties, LLC.

   We believe that each of the transactions described above was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

   For information concerning indemnification of directors and officers see "Description of Securities--Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to beneficial ownership of our common stock as of January 31, 2000 for:

  . each person, or group of affiliated persons, known to us to own beneficially more than five percent of the common stock;

  .  each of our directors and named executive officers; and

  .  all of our directors and executive officers as a group.

   The information has been adjusted to reflect the sale of the common stock in this offering, the automatic conversion of all outstanding shares of preferred stock into common stock upon this offering and assuming no exercise of the underwriters' over-allotment option.

   In accordance with the rules of the Securities and Exchange Commission, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options within 60 days of January 31, 2000. In computing the number of shares beneficially owned by a person, shares of common stock that are subject to our right of repurchase at the original exercise price paid per share, or such shares that are subject to exercisable but unvested options, are not included. Unvested options are immediately exercisable upon grant, provided that upon the optionee's cessation of service, any unvested shares are subject to repurchase by us at the original exercise price per share. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them.

   The address of each individual listed in the table is Evoke Incorporated 1157 Century Drive, Louisville, Colorado 80027. As of January 31, 2000, we had 129 stockholders of record and 51,519,764 shares of our common stock and preferred stock convertible into common stock outstanding. An asterisk indicates ownership of less than one percent.

                                                       Percent of Shares
                                                       Beneficially Owned
                               Number of Shares  ------------------------------
Beneficial Owners             Beneficially Owned Before Offering After Offering
-----------------             ------------------ --------------- --------------
Paul A. Berberian (1).......       3,040,000           5.9
James M. LeJeal (2).........       2,000,000           3.9
Todd Vernon (3).............         266,667            *
Centennial Fund V, L.P.
 (4)........................       6,468,970          12.6
Centennial Fund VI, L.P.
 (5)........................       4,742,423           9.2
SOFTBANK Technology Ventures
 IV L.P. (6)................       8,029,728          15.6
Highland Capital Partners
 IIILimited Partners (7)....       3,717,947           7.2
Intel Corporation (8).......       3,666,667           7.1
Pequot Private Equity Fund
 II, L.P. (9)...............       4,666,667           9.1
Donald Hutchison (10).......         150,000            *
Bradley A. Feld (11)........       8,058,617          15.6
Donald H. Parsons, Jr.
 (12).......................      11,872,248          23.0
Carol deB. Whitaker (13)....         110,333            *
All executive officer and
 directors
 as a group (7 persons)
 (14).......................      25,497,865          49.5

--------
 (1) Includes 28,000 shares held by the Berberian Family Trust, 8,000 shares held by Ani Berberian and 8.0000 shares held by Lini Pelantay. Excludes 200,000 shares that are subject to options that are unvested but exercisable within 60 days of January 31, 2000.
 (2) Excludes 200,000 shares that are subject to options that are unvested but exercisable within 60 days of January 31, 2000.
 (3) Includes 191,667 shares subject to options exercisable within 60 days of January 31, 2000. Excludes 108,333 shares that are subject to options that are unvested but exercisable within 60 days of January 31, 2000.

 (4) Includes 5,829 shares subject to a warrant held by Centennial Fund V, L.P.. Excludes 158,653 shares and 180 shares subject to a warrant held by Centennial Entrepreneurs Fund V, L.P., 4,742,423 shares held by Centennial Fund VI, L.P., 124,801 shares held by Centennial Entrepreneurs Fund VI, L.P., 99,841 shares held by Centennial Holdings I, LLC and 249,602 shares held by Centennial Strategic Partners VI, L.P. Centennial Fund V has no voting or investment power over the excluded shares and disclaims beneficial ownership of them. Centennial Entrepreneurs Fund V, LP disclaims beneficial ownership of the shares held by Centennial Fund V. Centennial Holdings V, LLC is the sole general partner of Centennial Fund V and Centennial Entrepreneurs Fund V, and, accordingly, may be deemed to be the indirect beneficial owner of the shares of common stock they hold by virtue of its authority to make decisions regarding the voting and disposition of such shares. Mr. Parsons, one of our directors, is one of five general partners of Centennial Holdings V, has no voting or investment over any of these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Centennial Fund V is 1428 Fifteenth Street, Denver, Colorado 80202.
 (5) Excludes 6,463,141 shares and 5,829 shares subject to a warrant held by Centennial Fund V, L.P. and 158,653 shares and 180 shares subject to a warrant held by Centennial Entrepreneurs Fund V, L.P., 124,801 shares held by Centennial Entrepreneurs Fund VI, L.P. and 99,841 shares held by Centennial Holdings I, LLC. Centennial Fund VI has no voting or investment power over the excluded shares and disclaims beneficial ownership of them. Centennial Entrepreneurs Fund VI, LP disclaims beneficial ownership of the shares held by Centennial Fund VI. Centennial Holdings VI, LLC is the sole general partner of Centennial Fund VI and Centennial Entrepreneurs Fund VI, and, accordingly, may be deemed to be the indirect beneficial owner of the shares of common stock they hold by virtue of its authority to make decisions regarding the voting and disposition of such shares. Mr. Parsons, one of our directors, is one of five general partners of Centennial Holdings VI, has no voting or investment over any of these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Centennial Fund VI is 1428 Fifteenth Street, Denver, Colorado 80202.
 (6) Consists of 5,583,457 shares and 5,889 shares subject to a warrant held by SOFTBANK Technology Ventures IV, L.P., 2,228,314 shares held by SOFTBANK Technology Ventures V, L.P., 60,791 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P., 40,602 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V, L.P. and 111,215 shares and 120 shares subject to a warrant held by SOFTBANK Technology Advisors Fund L.P. The address of SOFTBANK Technology Ventures IV L.P. is 200 W. Evelyn Avenue, Suite 200, Mountain View, California 94043.
 (7) Includes 148,717 shares held by Highland Entrepreneurs' Fund Limited Partners. The address of Highland Capital Partners III Limited Partners is Two International Place, Boston, Massachusetts 02110.
 (8) The address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, California 95052.
 (9) The address of Pequot Private Equity Fund II, L.P. is 500 Nyala Farm Road, Westport, Connecticut 06880.
(10) Excludes 40,000 shares that are subject to options that are unvested but exercisable within 60 days of January 31, 2000.
(11) Includes 5,583,457 shares and 5,889 shares subject to a warrant held by SOFTBANK Technology Ventures IV, L.P., 2,228,314 shares held by SOFTBANK Technology Ventures V, L.P., 60,791 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P., 40,602 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V, L.P. and 111,215 shares and 120 shares subject to a warrant held by SOFTBANK Technology Advisors Fund L.P. Mr. Feld, one of our directors, is a managing director of SOFTBANK Technology Ventures and disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. Also includes 28,889 shares subject to options exercisable within 60 days of January 31, 2000. Excludes 11,111 shares that are subject to options that are unvested but exercisable within 60 days of January 31, 2000.
(12) Includes 6,463,141 shares and 5,829 shares subject to a warrant held by Centennial Fund V, L.P., 158,653 shares and 180 shares subject to a warrant held by Centennial Entrepreneurs Fund V, L.P., 4,992,025 shares held by Centennial Fund VI, L.P., 124,801 shares held by Centennial Entrepreneurs Fund VI, L.P. and 99,841 shares held by Centennial Holdings I, LLC and 249,602 shares held by Centennial Strategic Partners VI, L.P. Mr. Parsons, one of our directors, is a general partner or managing principal of certain Centennial Ventures entities, but disclaims beneficial ownership of the shares held by these entities except to the extent of his indirect pecuniary interest therein. Also includes 28,889 shares subject to options exercisable within 60 days of January 31, 2000. Excludes 11,111 shares that are subject to options that are unvested but exercisable within 60 days of January 31, 2000. Mr. Parsons holds such options for the benefit of certain Centennial Ventures entities.
(13) Includes 67,000 shares held by Whitco & Company and 43,333 shares subject to options exercisable within 60 days of January 31, 2000. Excludes 46,667 shares that are subject to options that are unvested but exercisable within 60 days of January 31, 2000.
(14) Includes shares described in the notes above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our securities reflects changes that will be made to our certificate of incorporation and bylaws upon the closing of this offering. We have filed our restated certificate of incorporation and amended and restated bylaws as exhibits to the registration statement of which this prospectus is a part. Upon the effectiveness of this offering, our authorized capital stock will consist of 200 million shares of common stock, par value $.001 per share, and 10 million shares of preferred stock, par value $.01 per share.

Common Stock

   As of January 31, 2000, there are 51,519,764 shares of common stock outstanding assuming the conversion of all outstanding shares of preferred stock and held of record by 129 stockholders. Upon the closing of this
offering, there will be            shares of common stock outstanding assuming
no exercise of the underwriters' over-allotment option.

   Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. Accordingly, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by our board of directors. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

   Our board of directors is authorized, without further stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices and liquidation preferences. The issuance of preferred stock could:

  .  adversely affect the voting power of holders of common stock;

  . adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation; and

  .  delay, defer or prevent a change in control.

   We have no present plans to issue any shares of preferred stock.

Warrants

   As of January 31, 2000, we had outstanding warrants to purchase an aggregate of 157,788 shares of common stock at weighted average exercise price of $1.72 per share to certain principal stockholders and certain other investors. Warrants to purchase 12,018 shares of our common stock expire upon the closing of this offering, warrants to purchase 86,538 shares expire on the date five years from the closing of this offering, warrants to purchase 40,000 shares expire on January 18, 2001, warrants to purchase 15,026 shares expire on September 29, 2004 and the remaining warrants to purchase 4,206 shares expire on May 20, 2008. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. 117,788 shares of common stock issuable upon exercise of the warrants carry registration rights, as discussed below.

Registration Rights

   After this offering, the holders of at least 33% of 45,450,248 shares of common stock (including shares issuable upon exercise of certain warrants) have the right to demand that we register their shares, subject to certain limitations, up to four times under the Securities Act of 1933 on Form S-1 or any similar form, and an unlimited number of times on Form S-3 or any similar form. In addition, holders of 50,407,460 shares of our common stock are entitled to piggyback registration rights with respect to any public offering registration statement we file under the Securities Act following this offering for our own account or for the account of holders exercising demand registration rights, with certain limitations. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock entitled to these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act. Upon completion of this offering, the registration rights with respect to the shares held by any stockholder will terminate if the stockholder holds less than 5% of the then-outstanding shares of common stock and the stockholder's shares are entitled to be resold without restriction under Rule 144 promulgated under the Securities Act.

   Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

   The following provisions of our restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for the common stock:

   Classified Board of Directors. Our board of directors will be divided into three classes. The directors in class I will hold office until the first annual meeting of stockholders following this offering, the directors in class II will hold office until the second annual meeting of stockholders following this offering, and the directors in class III will hold office until the third annual meeting of stockholders following this offering. After each such election, the directors in that class will serve for terms of three years. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, since such classification generally increases the difficulty of replacing a majority of the directors.

   Board of Director Vacancies. The board of directors is authorized to fill vacant directorships and to increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees.

   Stockholder Action; Special Meetings of Stockholders. Our stockholders will not be permitted to take action by written consent, but only at duly called annual or special meetings of stockholders. In addition, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. Our amended and restated bylaws also set forth specific requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

   Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation of Liability and Indemnification

   Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

   Each director will continue to be subject to liability for:

     . breach of the director's duty of loyalty to Evoke and its stockholders;

     . acts or omissions not in good faith or involving intentional misconduct;

     .  knowing violations of law;

     . any transaction from which the director derived an improper personal benefit;

     .  improper transactions between the director and Evoke; and

     . improper distributions to stockholders and improper loans to directors and officers.

   We intend to enter into indemnity agreements with each of our directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of Evoke. Our board of directors has authorized the officers of Evoke to investigate and obtain directors' and officers' liability insurance.

   There is no pending litigation or proceeding involving a director or officer of Evoke as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons of Evoke pursuant to the foregoing provisions, or otherwise, Evoke has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Listing

   We have applied for listing of the common stock on the Nasdaq National Market under the trading symbol "EVOK."

Transfer Agent and Registrar

   We have appointed                 to serve as the transfer agent and
registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the closing of this offering, we will have a total of            shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants. Of the outstanding
shares, the            shares being sold in this offering will be freely
tradable, except that any shares held by our "affiliates" may only be sold in compliance with the limitations described below. The remaining shares of common stock will be "restricted securities" that may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act.

   Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will become available for sale in the public market as follows:

   Number of Shares                                        Date
   ----------------                                        ----
                      Upon the date of this prospectus (shares eligible for resale under Rule 144(k)
                      and not subject to lock-up agreements)
                      90 days following the date of this prospectus (shares eligible for resale under
                      Rules 144 and 701 and not subject to lock-up agreements)
                      180 days following the date of this prospectus (lock-up agreements released)

   In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of common
stock (approximately            shares immediately after this offering) or (ii)
the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of that sale is filed. In addition, a person who is not considered an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

   In addition, following the closing of this offering, we intend to file a
registration statement to register for resale the            shares of common
stock available for issuance under our stock plans. Accordingly, shares issued under those plans will become eligible for resale in the public market from time to time, subject to the lock-up agreements described below and, in the case of our affiliates, the volume limitations of Rule 144 described above. As of the date of this prospectus, options and purchase rights to acquire a total
of            shares of common stock are outstanding under our stock plans, of
which            are vested and currently exercisable.

   Our directors, officers and substantially all of our stockholders have agreed that they will not sell any shares of common stock without the prior written consent of Salomon Smith Barney for a period of 180 days from the date of this prospectus. Please refer to our discussion in "Underwriting" for further discussion of these agreements.

   We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, other than the grant of options and purchase rights under our stock plans and the issuance of common stock pursuant thereto.

   Following this offering, certain of our stockholders will have rights to have their shares of common stock registered for resale under the Securities Act. Please refer to our discussion in "Description of Securities--Registration Rights" for further discussion of these registration rights.

                       UNITED STATES TAX CONSEQUENCES TO
                           NON-UNITED STATES HOLDERS

   The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-United States Holders of this common stock. For the purpose of this discussion, a Non-United States Holder is any holder that for U.S. federal income tax purposes is:

  .  an individual that is a non-resident alien;

  . a corporation or other entity taxable as a corporation created or organized under non-U.S. law; or

  . an estate or trust that is not taxable in the United States on its worldwide income.

If a partnership holds our common stock, the tax treatment of each partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

   This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of your particular facts and circumstances, such as being a U.S. expatriate, and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not and will not seek a ruling from the Internal Revenue Service with respect to the U.S. federal income and estate tax consequences described below, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion.

Dividends

   Any dividends we pay to a Non-United States Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a U.S. trade or business conducted by the Non-United States Holder (or, if a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-United States Holder) are exempt from such withholding tax, provided that the Non-United States Holder furnishes to us or our paying agent a duly completed Form 4224 or W-8ECI (or substitute form). However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons.

   In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a U.S. trade or business of such Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

   A Non-United States Holder of our common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty must furnish to us or our paying agent a duly completed Form 1001 or Form W-8BEN (or substitute form) certifying to its qualification for such rate.

Gain on Disposition of Common Stock

   A Non-United States Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  . the gain is effectively connected with a U.S. trade or business of the Non-United States Holder or, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-United States Holder (which gain, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes);

  . the Non-United States Holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for its common stock. We believe that we are not currently and will not become a "United States real property holding corporation" for United States federal income tax purposes.

Backup Withholding and Information Reporting

   Generally, we must report annually to the Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

   Dividends paid to a Non-United States Holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the U.S. on or prior to December 31, 2000, unless the payer has knowledge that the payee is a United States person. Under new Treasury Regulations regarding withholding and information reporting, payment of dividends to Non-United States Holders at an address outside the U.S. after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies various certification requirements.

   Under current Treasury Regulations, the payment of proceeds from the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of proceeds from the disposition by a Non-United States Holder of common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

  .  a U.S. person;

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business; or

  . after December 31, 2000, a foreign partnership with certain connections to the United States,

unless the broker has documentary evidence in its files of the holder's non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of proceeds from the disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

   In general, the final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in common stock. Those final Treasury Regulations are generally effective for payments made after December 31, 2000.

   Backup withholding is not an additional tax. Rather, the regular tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

Estate Tax

   An individual Non-United States Holder who owns common stock at the time of his or her death or has made certain lifetime transfer of an interest in common stock will be required to include the value of that common stock in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

   The foregoing discussion is a summary of the principal federal income and estate tax consequences of the ownership, sale or other disposition of common stock by Non-United States Holders. This discussion is not exhaustive, and does not address the tax consequences of ownership, sale or other disposition for all types of Non-United States Holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

General

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite the name of that underwriter.

                                                                       Number
              Name                                                    of shares
              ----                                                   ----------
      Salomon Smith Barney Inc......................................
      FleetBoston Robertson Stephens Inc............................
      Thomas Weisel Partners LLC....................................
      CIBC World Markets Corp.......................................
                                                                      -------
        Total.......................................................
                                                                      -------

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of particular legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by their over-allotment option described below, if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., FleetBoston Robertson Stephens Inc., Thomas Weisel Partners LLC and CIBC World Markets Corp. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering
price less a concession not in excess of $   per share. The underwriters may
allow, and such dealers may reallow, a discount not in excess of $   per share
on sales to certain other dealers. If all the shares are not sold at the initial offering price, the underwriters may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to         additional shares of our
common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   At our request, the underwriters will reserve up to        shares of our
common stock to be sold, at the initial public offering price, to our directors, officers and employees, as well as to some of our customers and suppliers and individuals associated or affiliated with our directors, customers and suppliers. This directed share program will be administered by Salomon Smith Barney Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase any reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933 in connection with sales of the directed shares.

   We, our officers and directors and holders of most of our stock have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the shares was determined by negotiation among us and the representatives. Among the factors considered in determining the initial public offering price were:

  . our record of operation;

  . our current financial condition;

  . our future prospects;

  . our markets;

  . the economic conditions in and future prospects for the industry in which we compete;

  . our management; and

  . currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

The prices at which the shares will sell in the public market after this offering may, however, be lower than the price at which they are sold by the underwriters. Additionally, an active trading market in our common stock may not develop and continue after this offering.

   We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "EVOK".

   The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock to cover overallotments.

                                                             Paid by Evoke
                                                       -------------------------
                                                       No exercise Full exercise
                                                       ----------- -------------
Per share............................................. $           $
Total................................................. $           $

   In connection with this offering Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of common stock made to prevent or retard a decline in the market price of the shares while this offering is in progress.

   The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of the common stock to be higher than it would otherwise be in the open market in the absence of such transactions. Salomon Smith Barney Inc. may effect these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced may discontinue them at any time.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 120 filed public offerings of equity securities, of which 88 have been completed, and has acted as a syndicate member in an additional 57 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   We estimate that our total expenses for this offering will be $    .

   The representatives or their respective affiliates may in the future perform various investment banking and advisory services for us from time to time, for which they will receive customary fees. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   Cooley Godward LLP, Boulder, Colorado will pass upon the validity of the shares of common stock offered hereby. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   Our financial statements as of December 31, 1998 and 1999 and for the period from inception (April 17, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement. For further information about us and our common stock, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. In each instance, please refer to the copy of that contract, agreement or document filed as an exhibit to the registration statement.

   You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

   As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC. You may also inspect these reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................  F-2
Balance Sheets as of December 31, 1998 and 1999...........................  F-3
Statements of Operations for the period from inception (April 17, 1997) to
 December 31, 1997 and the years ended December 31, 1998 and 1999.........  F-4
Statements of Stockholders' Deficit for the period from inception (April
 17, 1997) to
 December 31, 1997 and the years ended December 31, 1998 and 1999.........  F-5
Statements of Cash Flows for the period from inception (April 17, 1997) to
 December 31, 1997 and the years ended December 31, 1998 and 1999.........  F-6
Notes to Financial Statements.............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evoke Incorporated:

   We have audited the accompanying balance sheets of Evoke Incorporated (formerly VStream Incorporated) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (April 17, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Evoke Incorporated as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (April 17, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles.

                                             KPMG LLP

Boulder, Colorado
February 4, 2000

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                                 BALANCE SHEETS

                           December 31, 1998 and 1999

                                                         1998         1999
ASSETS                                                ----------  ------------
CURRENT ASSETS:
 Cash and cash equivalents........................... $1,221,544  $ 89,234,044
 Investment securities...............................  4,950,848           --
 Accounts receivable, net of allowance for doubtful
  accounts of $20,000 in 1998 and $35,000 in 1999....    202,787       804,959
 Prepaid expenses and other current assets...........    127,140       638,957
                                                      ----------  ------------
  Total current assets...............................  6,502,319    90,677,960
Property and equipment, net..........................  2,231,377    19,539,258
Other assets.........................................     21,675       121,232
                                                      ----------  ------------
  TOTAL ASSETS....................................... $8,755,371  $110,338,450
                                                      ==========  ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Accounts payable.................................... $  598,724  $  8,519,275
 Current portion of long term debt...................        --      1,335,901
 Accrued expenses....................................    259,981       585,694
 Deferred revenue....................................     12,450       317,394
                                                      ----------  ------------
  Total current liabilities..........................    871,155    10,758,264
 Long term debt, less current portion................        --      2,260,243
 Other...............................................      5,557           --
                                                      ----------  ------------
  TOTAL LIABILITIES..................................    876,712    13,018,507
                                                      ----------  ------------
MANDATORILY REDEEMABLE PREFERRED STOCK:
 Series B, par value $.01, authorized, issued and
  outstanding 10,635 shares; aggregate liquidation
  preference of $1,063,500...........................  1,063,500     1,063,500
 Series C, par value $.01, authorized 10,000,000
  shares; issued and outstanding 9,953,935 shares;
  aggregate liquidation preference of $10,352,092.... 10,283,999    10,283,999
 Series D, par value $.01, authorized 34,000,000
  shares; issued and outstanding 33,333,333 shares;
  aggregate liquidation preference of $99,999,999....        --     99,794,138
 Warrants for the purchase of mandatorily redeemable
  preferred stock....................................        --        105,000
                                                      ----------  ------------
                                                      11,347,499   111,246,637
                                                      ----------  ------------
STOCKHOLDERS' DEFICIT:
 Undesignated preferred stock, 964,365 shares
  authorized in 1999; none issued or outstanding.....        --            --
 Series A preferred stock, par value $.01,
  authorized, issued and outstanding
 5,025,000 shares; aggregate liquidation preference
  of $502,500........................................    502,500       502,500
 Common stock, par value $.001, 20,000,000 shares
  authorized in 1998; 57,000,000 shares authorized in
  1999; issued and outstanding 500,000 shares in 1998
  and 863,709 shares in 1999.........................        500           864
 Additional paid-in capital..........................     49,500     1,876,362
 Unearned stock option compensation..................        --     (1,431,453)
 Accumulated deficit................................. (4,021,340)  (14,874,967)
                                                      ----------  ------------
  Total stockholders' deficit........................ (3,468,840)  (13,926,694)
                                                      ----------  ------------
 Commitments and contingencies
  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT........ $8,755,371  $110,338,450
                                                      ==========  ============

                See accompanying notes to financial statements.

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                            STATEMENTS OF OPERATIONS

          Period from inception (April 17, 1997) to December 1997 and years ended December 31, 1998 and 1999

                                            1997        1998          1999
                                          ---------  -----------  ------------
Revenue.................................. $     --   $   674,887  $  2,246,054
Cost of revenue..........................   105,505      795,987     3,368,129
                                          ---------  -----------  ------------
    Gross profit (loss)..................  (105,505)    (121,100)   (1,122,075)
                                          ---------  -----------  ------------
Operating expenses:
 Sales and marketing.....................    69,060    1,803,887     7,006,819
 Research and development................   362,584      779,811     1,005,864
 General and administrative, exclusive of
  stock option compensation expense......   226,584      789,045     1,821,723
 Stock option compensation expense.......       --           --        296,287
                                          ---------  -----------  ------------
    Total operating expenses.............   658,228    3,372,743    10,130,693
                                          ---------  -----------  ------------
    Loss from operations.................  (763,733)  (3,493,843)  (11,252,768)
                                          ---------  -----------  ------------
Other income (expense):
 Interest income.........................    15,219      249,867       715,885
 Interest expense........................      (337)     (29,107)     (310,443)
 Other, net..............................       --           594        (6,301)
                                          ---------  -----------  ------------
    Total other income...................    14,882      221,354       399,141
                                          ---------  -----------  ------------
    Net loss............................. $(748,851) $(3,272,489) $(10,853,627)
                                          =========  ===========  ============
Net loss per share--basic and diluted.... $   (2.95) $     (6.86) $     (16.61)
                                          =========  ===========  ============
Weighted average number of common shares
 outstanding--basic and diluted..........   254,264      477,123       653,594
                                          =========  ===========  ============

                See accompanying notes to financial statements.

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

        Period from inception (April 17, 1997) to December 31, 1997 and years ended December 31, 1998 and 1999

                           Preferred Stock                               Unearned
                               Series A       Common Stock  Additional    stock
                          ------------------ --------------  paid-in      option     Accumulated
                           Shares    Amount  Shares  Amount  capital   compensation    deficit        Total
                          --------- -------- ------- ------ ---------- ------------  ------------  ------------
Balances at inception...        --  $    --      --   $--   $      --  $       --    $        --   $        --
 Issuance of common
  stock for cash........        --       --  225,000   225      22,275         --             --         22,500
 Issuance of common
  stock for rent
  abatement.............        --       --  250,000   250      24,750         --             --         25,000
 Short-term debt
  converted to Series A
  preferred stock.......  4,950,000  495,000     --    --          --          --             --        495,000
 Issuance of Series A
  preferred stock for
  services..............     75,000    7,500     --    --          --          --             --          7,500
 Net loss...............        --       --      --    --          --          --        (748,851)     (748,851)
                          --------- -------- -------  ----  ---------- -----------   ------------  ------------
Balances at December 31,
 1997...................  5,025,000  502,500 475,000   475      47,025         --        (748,851)     (198,851)
 Exercise of common
  stock options.........        --       --   25,000    25       2,475         --             --          2,500
 Net loss...............        --       --      --    --          --          --      (3,272,489)   (3,272,489)
                          --------- -------- -------  ----  ---------- -----------   ------------  ------------
Balances at December 31,
 1998...................  5,025,000  502,500 500,000   500      49,500         --      (4,021,340)   (3,468,840)
 Exercise of common
  stock options.........        --       --  313,709   314      47,172         --             --         47,486
 Common stock issued for
  cash..................        --       --   50,000    50      51,950         --             --         52,000
 Issuance of common
  stock options at less
  than fair value.......        --       --      --    --    1,727,740  (1,727,740)           --            --
 Amortization of
  unearned stock option
  compensation..........        --       --      --    --          --      296,287            --        296,287
 Net loss...............        --       --      --    --          --          --     (10,853,627)  (10,853,627)
                          --------- -------- -------  ----  ---------- -----------   ------------  ------------
Balances at December 31,
 1999...................  5,025,000 $502,500 863,709  $864  $1,876,362 $(1,431,453)  $(14,874,967) $(13,926,694)
                          ========= ======== =======  ====  ========== ===========   ============  ============


                See accompanying notes to financial statements.

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                            STATEMENTS OF CASH FLOWS

    For the period from inception (April 17, 1997) to December 31, 1997 and years ended December 31, 1998 and 1999

                                            1997        1998          1999
                                         ----------  -----------  ------------
Cash flows from operating activities:
 Net loss............................... $ (748,851) $(3,272,489) $(10,853,627)
 Adjustments to reconcile net loss to
  net cash used by operating activities:
  Depreciation and amortization.........     40,620      263,521     1,608,132
  Loss on disposition of equipment......        --         1,413         4,926
  Preferred stock issued for services...      7,500          --            --
  Common stock issued for rent
   concessions..........................     25,000          --            --
  Amortization of unearned stock option
   compensation.........................        --           --        296,287
 Changes in operating assets and
  liabilities:
  Accounts receivable...................        --      (202,787)     (602,172)
  Prepaid expenses and other current
   assets...............................    (69,417)     (56,473)     (406,817)
  Other assets..........................     (5,727)     (13,937)     (100,175)
  Accounts payable and accrued
   expenses.............................    187,683      300,839     3,876,126
                                         ----------  -----------  ------------
    Net cash used by operating
     activities.........................   (563,192)  (2,979,913)   (6,177,320)
                                         ----------  -----------  ------------
Cash flows from investing activities:
 Purchase of equipment, furniture and
  fixtures..............................   (580,642)  (1,567,086)  (14,264,228)
 Proceeds from disposition of
  equipment.............................        --         6,920        13,432
 Proceeds from maturity of investment
  securities held-to-maturity...........        --     2,543,125     7,511,479
 Purchase of investment securities held-
  to-maturity...........................        --    (7,493,973)   (2,560,631)
 Other..................................     (3,094)         --            --
                                         ----------  -----------  ------------
    Net cash used by investing
     activities.........................   (583,736)  (6,511,014)   (9,299,948)
                                         ----------  -----------  ------------
Cash flows from financing activities:
 Net proceeds from issuance of preferred
  stock.................................  1,063,500    9,777,149    99,794,138
 Proceeds from issuance of common
  stock.................................     22,500        2,500        99,486
 Proceeds from debt.....................    495,000      852,250     4,458,153
 Payments on debt.......................        --      (353,500)     (862,009)
                                         ----------  -----------  ------------
    Net cash provided by financing
     activities.........................  1,581,000   10,278,399   103,489,768
                                         ----------  -----------  ------------
    Increase in cash and cash
     equivalents........................    434,072      787,472    88,012,500
Cash and cash equivalents at beginning
 of period..............................        --       434,072     1,221,544
                                         ----------  -----------  ------------
Cash and cash equivalents at end of
 period................................. $  434,072  $ 1,221,544  $ 89,234,044
                                         ==========  ===========  ============
Supplemental cash flow information:
 Interest paid in cash.................. $      337  $    22,258  $    195,429
                                         ==========  ===========  ============
Supplemental noncash investing and
 financing activities:
 Short-term debt and accrued interest
  converted to preferred stock.......... $  495,000  $   506,849  $        --
                                         ==========  ===========  ============
 Redeemable preferred stock warrants
  issued for financing costs............ $      --   $       --   $    105,000
                                         ==========  ===========  ============
 Accounts payable incurred for purchases
  of fixed assets....................... $      --   $   395,038  $  5,064,563
                                         ==========  ===========  ============

                See accompanying notes to financial statements.

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999


(1)Summary of Significant Accounting Policies

    (a) Business and Basis of Financial Statement Presentation

   Evoke Incorporated, formerly VStream Incorporated, (the Company), was incorporated under the laws of the State of Delaware on April 17, 1997. The Company is an Internet communication services provider that allows users to communicate and exchange voice, video and visuals in a simple, cost-effective manner through web-based applications and technologies. The Company operates in a single segment.

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Certain prior year balances have been reclassified to conform with the current year presentation.

    (b) Cash Equivalents

   All highly liquid investments purchased with maturities of three months or less are considered to be cash equivalents. Cash equivalents consist of money market accounts at two financial institutions.

    (c) Equipment, Furniture and Fixtures, and Leasehold Improvements

   Equipment, furniture and fixtures, and leasehold improvements are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets which range from three to ten years.

    (d) Income Taxes

   The Company uses the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates in the period of enactment.

   The Company's stockholders elected to be taxed as a subchapter S Corporation at inception. Accordingly, taxable income or loss was reported in the tax returns of the stockholders until the subchapter S election was terminated on September 2, 1997.

    (e) Fair Value of Financial Instruments

   The carrying amounts of certain of the Company's financial instruments, including accounts receivable and accounts payable and accrued expenses, approximate fair value because of their short maturities. Because the interest rates on the Company's note payable obligations reflect market rates and terms, the fair values of these instruments approximate carrying amounts.

                              EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                          December 31, 1998 and 1999


    (f) Revenue Recognition

   Revenue from web conferencing services is recognized upon completion of a call or recorded web cast.

   Revenue from live event streaming is recognized when the content is broadcast over the Internet. Revenue from encoding recorded content is recognized when content becomes available for viewing over the Internet. Revenue related to the hosting of content is recognized ratably over the hosting period, generally ranging from one to six months.

    (g) Impairment of Long-Lived Assets and Assets to Be Disposed Of

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No impairment was recognized in 1997, 1998 or 1999.

    (h) Stock Based Compensation

   The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Under SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), entities are permitted to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

    (i) Product Development Costs

   The Company capitalizes certain qualifying computer software costs incurred during the application development stage in accordance with Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1) issued by the American Institute of Certified Public Accountants, which was adopted by the Company as of January 1, 1999. These costs are amortized over the software's estimated useful life.

   Other research and development costs are expensed as incurred.

    (j) Loss Per Share

   Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Under SFAS 128, basic earnings (loss) per share (EPS) excludes dilution for potential common stock and is computed by dividing income or loss available to common

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999

stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issued common stock were exercised or converted into common stock. Basic and diluted EPS are the same in 1997, 1998 and 1999, as all potential common stock instruments are antidilutive.

(2)INVESTMENT SECURITIES

   At December 31, 1998, all investment securities consisted of short-term investments carried at amortized cost (which approximates market value), and consisted of the following:

      U.S. Government securities................................... $   510,590
      U.S. Government agencies.....................................   2,950,191
      Commercial paper.............................................   1,490,067
                                                                    -----------
                                                                    $ 4,950,848
                                                                    ===========

   At December 31, 1999, the Company did not hold any investment securities.

(3)PROPERTY AND EQUIPMENT

   Property and equipment consists of the following at December 31, 1998 and 1999:

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------  -----------
Computers and office equipment......................... $2,239,840  $18,642,894
Computer software......................................    206,382    1,463,608
Furniture and fixtures.................................     87,650    1,153,430
Leasehold improvements.................................        --       184,884
                                                        ----------  -----------
                                                         2,533,872   21,444,816
Less accumulated depreciation and amortization.........   (302,495)  (1,905,558)
                                                        ----------  -----------
                                                        $2,231,377  $19,539,258
                                                        ==========  ===========


   In 1999, the Company capitalized $242,961 of software application development costs in accordance with SOP 98-1. These costs are being amortized over 18 months from the time the software is ready for its intended use. Amortization of these costs totalled $119,135 in 1999.

(4)DEBT

   On January 7, 1999, the Company entered into a loan and security agreement with a total commitment of $3,000,000. In connection with obtaining this commitment, the Company issued warrants to purchase 86,538 shares of Series C Preferred stock to the lender. The exercise price of the warrants is $1.04 per share and the warrants expire upon the earlier of January 6, 2009 or 5 years from the closing of an initial public offering. Draws under this agreement are repaid over 37 months, with interest at the 36 month Treasury note rate, plus 275 basis points. An additional payment of 9% of the amount financed is payable at the end of the term of the loan. This additional amount will be included in interest expense over the term of the agreement. The fair value of the warrants was $75,000 and will be included in interest expense over the term of the agreement. During 1999, the Company borrowed, in four separate draws, the entire commitment of $3,000,000. The interest rate ranges from 7.41% to 8.40%. The loan and security agreement is secured by substantially all business assets except those specifically secured by the debt facility described below. At December 31, 1999, the balance due under this agreement is $2,237,488, of which $976,692 is current.

                              EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                          December 31, 1998 and 1999


   On September 30, 1999, the Company entered into a promissory note and its related master loan and security agreement dated September 10, 1999, for $1,502,623. In connection with obtaining this commitment, the Company issued warrants to purchase 15,026 shares of Series D Preferred stock to the lender. The exercise price of the warrants is $3.00 per share and the warrants expire on September 29, 2004. The draw under this agreement is repaid over 42 months, with interest at 13.33%. The promissory note is secured by the equipment that was financed. The fair value of the warrants was $30,000 and will be included in interest expense over the term of the agreement. At December 31, 1999, the balance due under this agreement is $1,358,656, of which $359,209 is current.

   Long-term debt, all of which was incurred in 1999, consists of the following:

      Balance at December 31, 1999................................. $ 3,596,144
      Less current portion.........................................  (1,335,901)
                                                                    -----------
      Long-term debt, excluding current portion.................... $ 2,260,243
                                                                    ===========

   The aggregate maturities for long-term debt for each of the years subsequent to December 31, 1999 are as follows: 2000--$1,335,901; 2001-- $1,481,487; 2002--$691,263; 2003--$87,493.

(5)INCOME TAXES

   Income tax benefit relating to losses incurred differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                        Period from
                                        Inception to Year ended December 31,
                                        December 31, ------------------------
                                            1997        1998         1999
                                        ------------ -----------  -----------
Expected tax benefit...................  $(254,609)  $(1,112,646) $(3,690,233)
State income taxes, net of federal
 benefit...............................    (27,830)     (179,673)    (542,681)
Change in valuation allowance for
 deferred tax assets...................    224,883     1,321,913    4,154,871
S corporation loss.....................     64,263           --           --
Other, net.............................     (6,707)      (29,594)      78,043
                                         ---------   -----------  -----------
  Actual income tax benefit............  $     --    $       --   $       --
                                         =========   ===========  ===========

   Temporary differences that give rise to the components of deferred tax assets as of December 31 are as follows:

                                                            1998        1999
                                                         ----------  ----------
Net operating loss carryforwards........................ $1,437,015  $5,958,745
Depreciation and amortization...........................     48,684    (389,790)
Other, net..............................................     61,097     132,712
                                                         ----------  ----------
  Gross deferred tax asset..............................  1,546,796   5,701,667
Valuation allowance..................................... (1,546,796) (5,701,667)
                                                         ----------  ----------
  Net deferred tax asset................................ $      --   $      --
                                                         ==========  ==========

   At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $15,100,000, which are available to offset future federal taxable income, if any, through 2019. Management believes the utilization of the carryforwards will be limited by Internal Revenue Code Section 382 relating to changes in ownership, as defined.

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999


   Due to the uncertainty regarding the realization of the deferred tax assets relating to the net operating loss carryforwards and other temporary differences, a valuation allowance has been recorded for the entire amount of the Company's deferred tax assets at December 31, 1998 and 1999.

(6)PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

 (a)Mandatorily Redeemable Convertible and Convertible Preferred Stock

   The Company has four classes of preferred stock (Series A, Series B, Series C and Series D) outstanding. Series A, Series B, Series C and Series D are convertible at any time, at the option of the holder, into 5,025,000, 2,045,192, 9,953,935 and 33,333,333 shares of common stock, respectively, and Series B, C and D shares are mandatorily redeemable. All preferred stock has voting rights on an as converted basis and have liquidation preferences equal to the stated amount of preferred shares issued.

   Each share of preferred stock is automatically converted to common stock at the time of an initial public offering, provided certain offering parameters are met. Each holder of preferred stock is entitled to cash dividends, when and if declared by the Board of Directors. In the event dividends are paid on any shares of common stock, an additional dividend shall be paid with respect to all outstanding shares of preferred stock in an equal amount per share (on an as-converted basis) to the amount paid for each share of common stock.

   Series B, Series C and Series D preferred stock were issued in 1997, 1998 and 1999 for $100, $1.04 and $3.00 per share, respectively. All issuances were for cash, except for 487,355 shares of Series C Preferred stock issued upon conversion of $506,861 of convertible debt and related accrued interest. The Company is required to redeem a number of shares of Series B, Series C and Series D preferred stock equal to 33 1/3% of the total number of shares issued under the applicable purchase agreement (or such lesser number than outstanding) in three annual installments commencing on May 27, 2004. The price per share is the applicable liquidation value.

 (b)Stock Options

   In 1997, the Company adopted a stock option/stock issuance plan (the Plan) pursuant to which the Company's Board of Directors may issue common shares and grant incentive stock options and non-statutory stock options to employees, directors and consultants. The Plan authorizes common stock issuances and grants of options to purchase up to 4,150,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the fair market value of the common shares at the date of grant as determined by the Compensation Committee of the Company's Board of Directors. Incentive and non-statutory stock options generally have ten-year terms and vest over one to four years. The options are exercisable upon grant; however, shares issued upon exercise are restricted and subject to repurchase at the exercise price if employees terminate prior to the vesting of their shares.

   At December 31, 1999, there were 1,218,606 additional shares available for grant or issuance under the Plan. The per share weighted-average fair value of stock options granted during 1997, 1998 and 1999 was $.03, $.07 and $.23, respectively, using the Black Scholes option-pricing model with the following weighted-average assumptions: no expected dividends, zero volatility, risk-free interest rate of 6%, and an expected life of 6 years.

   The Company utilizes APB Opinion No. 25 in accounting for its Plan and, accordingly, because the Company generally grants options at fair value, no compensation cost has been recognized in the

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999

accompanying financial statements for stock options granted in 1997 and 1998. In 1999, a total of 881,500 options were granted with exercise prices less than fair value, resulting in total compensation to be recognized over the vesting period of $1,727,740, of which $296,287 was recognized in 1999. If the Company determined compensation cost based on the fair value of the options at the grant date under SFAS No. 123, the Company's 1998 and 1999 net loss would have been approximately $3,301,489 and $10,901,877, respectively, and the net loss per share would have been approximately $6.92 and $16.68, respectively. The effect on 1997 would not have been significant.

   Stock option activity during 1997, 1998 and 1999 is as follows:

                                                     Number of  Weighted-average
                                                      shares     exercise price
                                                     ---------  ----------------
Balance at inception (April 17, 1997)...............       --        $ --
  Granted...........................................   830,000        0.10
                                                     ---------
Balance at December 31, 1997........................   830,000        0.10
  Granted...........................................   728,500        0.16
  Exercised.........................................   (25,000)       0.10
  Cancelled.........................................  (253,500)       0.10
                                                     ---------
Balance at December 31, 1998........................ 1,280,000        0.13
  Granted........................................... 2,059,750        0.77
  Exercised.........................................  (313,709)       0.15
  Cancelled.........................................  (658,356)       0.27
                                                     ---------
Balance at December 31, 1999........................ 2,367,685        0.65
                                                     =========

   At December 31, 1999, the weighted-average remaining contractual life of outstanding options was approximately 9.16 years, with exercise prices ranging from $0.10 to $1.04 per share. All of the Company's outstanding options are exercisable at December 31, 1999. Restricted shares issued for options exercised which are subject to repurchase totalled 70,065 shares at December 31, 1999.

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                Options outstanding
       ----------------------------------------------------------------------------
          Range of                          Weighted average
          exercise          Number             remaining           Weighted average
           prices         outstanding       contractual life        exercise price
          --------        -----------       ----------------       ----------------
       $0.10  -- 0.25        970,000              8.27                  $0.15
        0.52  -- 0.85        307,500              9.39                   0.84
              1.04         1,090,185              9.88                   1.04
                           ---------
                           2,367,685
                           =========

 (c)Stock Purchase Warrants

   In March 1998, the Company issued $500,000 in convertible subordinated promissory notes. These notes were subsequently converted to Series C Preferred stock. Warrants to purchase 12,018 shares of Series C Preferred stock at $1.04 per share were issued to the lenders in connection with issuance of the convertible subordinated promissory notes. The warrants are exercisable and must be exercised by March 31, 2002 or earlier, upon an initial public offering or change in ownership of the Company.

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999


   In April 1998, the Company amended a line of credit agreement. As a result, on May 31, 1998 the Company issued 4,206 warrants to purchase Series C Preferred stock. The warrants are exercisable at $1.04 per share and expire on May 30, 2008. The estimated fair value of all warrants issued in 1998 was not significant.

   In January 1999, in the connection with obtaining a $3.0 million loan, the Company issued warrants to purchase 86,538 shares of Series C Preferred stock. The warrants are exercisable at $1.04 per share and will expire upon the earlier of January 6, 2009 or 5 years from the closing of an initial public offering. The fair value of the warrants was $75,000, as determined using the Black-Scholes option pricing model with the following assumptions: no expected dividends, 75% volatility, risk-free interest rate of 6% and an expected life of 10 years. The fair value of the warrants will be included in interest expense over the term of the agreement.

   In September 1999, in connection with obtaining a $1.5 million master loan and security agreement, the Company issued warrants to purchase 15,026 shares of Series D Preferred stock. The warrants are exercisable at $3.00 per share and will expire on September 29, 2004. The fair value of the warrants was $30,000, as determined using the Black-Scholes option pricing model with the following assumptions: no expected dividends, 75% volatility, risk-free interest rate of 6% and an expected life of 5 years. The fair value of the warrants will be included in interest expense over the term of the agreement.

   On January 18, 2000, the Company's Board of Directors approved the issuance of a warrant to purchase 40,000 shares of common stock. The warrant is in exchange for certain marketing costs. The fair value of the warrant was $37,600 as determined using the Black-Scholes option pricing model with the following assumptions: no expected dividends, 75% volatility, risk-free interest rate of 6% and an expected life of one year.

(7) COMMITMENTS AND CONTINGENCIES

 (a)Leases

   The Company leases office facilities under various operating lease agreements that expire through 2009. Two of the office facilities are leased from entities who are controlled by either directors or former directors of the Company. Rent expense related to these leases was $54,908, $103,635 and $305,049 for the years ended December 31, 1997, 1998 and 1999, respectively. Future minimum lease payments are as follows:

                                                                      Portion
                                                                    attributable
                                                                     to related
                                                           Total      parties
                                                         ---------- ------------
     2000............................................... $1,098,918  $  858,210
     2001...............................................    950,961     858,210
     2002...............................................    854,119     793,397
     2003...............................................    797,654     747,102
     2004...............................................    798,918     747,102
     Thereafter.........................................  3,654,957   3,548,735
                                                         ----------  ----------
     Total future minimum lease payments................ $8,155,527  $7,552,756
                                                         ==========  ==========

   Total rent expense for the years ended December 31, 1997, 1998 and 1999 was $54,908, $132,183 and $529,872, respectively.

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999


   On January 21, 2000, the Company executed a letter of interest for additional office space. Rent expense under this lease will be approximately $5,600 per month from April 2000 through December 2006. The space is contiguous to office space currently under lease.

 (b) Purchase Commitments

   At December 31, 1999, the Company had commitments outstanding for capital expenditures under purchase orders and contracts of approximately $11,600,000, all of which are expected to be incurred in 2000.

   At December 31, 1999, the Company had commitments outstanding for software licenses and associated maintenance and royalties of approximately $4.2 million, all of which will be expended through December 2001. In connection with the commitments, the Company received a warrant to purchase 1,000,000 shares of Series B Preferred stock. The warrant has an exercise price of $2.00 a share and expires on June 30, 2001. Due to the lack of a readily determinable fair market value for securities of the issuer, no value has been attributed to the warrant.

   In 1999, the Company entered into arrangements for sales and marketing services totaling $20 million to be expended over the next two years.

 (c)Employment Contract

   The Company has employment agreements with two of its executive officers. The agreements continue until terminated by the executive or the Company, and provides for a termination payment under certain circumstances. As of December 31, 1999, the Company's liability would be approximately $645,000 if the officers were terminated without cause (as defined in the agreement).

 (d)Litigation

   From time to time, the Company has been subject to litigation and claims in the ordinary course of business. While it is not possible to predict or determine the financial outcome of these matters, management does not believe they should result in a materially adverse effect on the Company's financial position, results of operations or liquidity.

(8)EMPLOYEE BENEFIT PLAN

   The Company adopted, effective January 1, 1998, a defined contribution 401(k) plan that allows eligible employees to contribute up to 15% of their compensation up to the maximum allowable amount under the Internal Revenue Code. In 1999, the Company made a discretionary employer matching contribution of $13,072 and did not make a discretionary employer profit sharing contribution. The Company did not make a discretionary employer matching or profit sharing contribution to the plan in 1998.

(9)SIGNIFICANT CUSTOMERS AND SUPPLIERS

   In 1999, the Company had sales to two customers representing 21% and 9% of total revenue, respectively. The receivables due from these customers at December 31, 1999 were $250,000 and $42,837, respectively. In 1998, the Company's sales to these two customers represented 19% and 52% of total revenue, respectively. The receivable due from one of these customers at December 31, 1998 totaled $120,640.

                               EVOKE INCORPORATED
                        (formerly VStream Incorporated)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                           December 31, 1998 and 1999


   The Company purchases key components of its telephony technology platform from a single supplier. These components are referred to as multipoint control units and form the basis of the Company's telephony technology platform, upon which the majority of offered services rely. The Company has no guaranteed supply arrangements nor a contract with the supplier of these components. In 1999, the Company purchased $5,990,000 in equipment from this key supplier.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        Shares

                               Evoke Incorporated
                        (formerly VStream Incorporated)
                                  Common Stock

                                     [LOGO]

                                   --------
                              P R O S P E C T U S
                                         , 2000
                                   --------

                              Salomon Smith Barney
                               Robertson Stephens
                           Thomas Weisel Partners LLC
                               CIBC World Markets

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee............ $  30,360
      NASD filing fee................................................    12,000
      Nasdaq National Market listing application fee.................    70,000
      Blue Sky fees and expenses.....................................     5,000
      Printing and engraving expenses................................   180,000
      Legal fees and expenses........................................   300,000
      Accounting fees and expenses...................................   200,000
      Transfer agent and registrar fees..............................     5,000
      Miscellaneous expenses.........................................   197,640
                                                                      ---------
        Total........................................................ 1,000,000
                                                                      =========

Item 14. Indemnification of Directors and Officers.

   Our bylaws provide that we will indemnify our directors and executive officers and may indemify our other officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors and executive officers will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

   Each director will continue to be subject to liability for:

  .  breach of the director's duty of loyalty to Evoke and its stockholders;

  .  acts or omissions not in good faith or involving intentional misconduct;

  .  knowing violations of law;

  . any transaction from which the director derived an improper personal benefit;

  .  improper transactions between the director and Evoke; and

  . improper distributions to stockholders and improper loans to directors and officers.

   We intend to enter into indemnity agreements with each of its directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of Evoke. Our board of directors has authorized our officers to investigate and obtain directors' and officers' liability insurance.

   There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

   Described below is information regarding all securities that have been issued by Evoke since its inception.

     (a) From November 17, 1999 to December 15, 1999, we issued an aggregate of 33,333,333 shares of our Series D Preferred Stock to certain accredited investors at a purchase price of $3.00 per share for cash proceeds in the amount of $100.0 million.

     (b) From May 28, 1998 to June 30, 1998, we issued an aggregate of 9,953,935 shares of our Series C Preferred Stock to certain accredited investors at a purchase price of $1.04 per share for cash proceeds in the amount of $9,845,243 and in exchange for an aggregate of $506,849 in outstanding convertible promissory notes.

     (c) On September 2, 1997, we issued an aggregate of 10,135 shares of our Series B Preferred Stock to certain accredited investors at a purchase price of $100.00 per share for cash proceeds in the amount of $1,013,500.

     (d) On September 2, 1997, we issued an aggregate of 5,025,000 shares of our Series A Preferred Stock to Messrs. Berberian, LeJeal and Vernon at $0.10 per share in exchange for an aggregate of $525,000 in outstanding convertible promissory notes. Mr. Berberian is our chief executive officer, Mr. LeJeal is our chief operating officer, and Mr. Vernon is our chief technology officer.

     (e) On August 29, 1997, we issued an aggregate of 250,000 shares of our common stock to our landlord, BMC Properties, LLC at $0.10 per share in exchange for an aggregate of $25,000 in rental payments. Mr. Chrisman, one of our former directors, is a managing member of BMC Properties, LLC.

     (f) On April 18, 1997, we issued an aggregate of 50,000 shares of our common stock to Messrs. Berberian and LeJeal at $0.10 per share for cash proceeds in the amount of $5,000.

     (g) As of January 31, 2000, an aggregate of 958,457 shares of common stock had been issued upon exercise of options and stock issuance rights under our 1997 Stock Option/Stock Issuance Plan.

   The issuances of the securities described in (a), (b), (c), (d) and (e) above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances of the securities described in (e) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act as transactions by an issuer in compensatory circumstances. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Evoke.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

 Exhibit
 No.     Description
 ------- -----------
 1.1*    Form of Underwriting Agreement.
 3.1**   Restated Certificate of Incorporation.
 3.2**   Form of Restated Certificate of Incorporation to become effective upon the closing of this offering.
 3.3**   Bylaws.
 3.4**   Amended and Restated Bylaws to become effective upon the closing of this offering.
 4.1**   Reference is made to Exhibits 3.1 through 3.4.
 4.2*    Specimen stock certificate representing shares of common stock.
 5.1*    Opinion of Cooley Godward LLP regarding the legality of the securities being registered.

--------
*  To be filed.
** Previously filed.

 Exhibit
 No.     Description
 ------- -----------
 10.1*   2000 Equity Incentive Plan.
 10.2*   2000 Employee Stock Purchase Plan.
 10.3**   Amended and Restated Stockholders' Agreement, among the Registrant, certain of its stockholders and certain of its management, dated
          November 17, 1999.
 10.4**   First Amendment to Amended and Restated Stockholders' Agreement,
          dated November 17, 1999, among the Registrant, certain of its stockholders and certain of its management, dated December 15,
          1999.
 10.5**   Amended and Restated Investors' Agreement, among the Registrant and certain of its stockholders, dated November 17, 1999.
 10.6**   First Amendment to Amended and Restated Investors' Agreement, dated as of November 17, 1999, among the Registrant and certain of its stockholders, dated December 15, 1999.
 10.7**   Form of Indemnity Agreement to be entered into between Registrant and each of its directors and executive officers.
 10.8**   Series B Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated September 2, 1997.
 10.9**   Series C Preferred Stock Purchase Agreement, among Evoke and the parties named therein, as amended, dated May 27, 1998.
 10.10**  Series D Preferred Stock Purchase Agreement, among Evoke and the parties named therein, as amended, dated November 17, 1999.
 10.11**  First Amendment to Series D Preferred Stock Purchase Agreement,
          dated as of November 17, 1999 between Registrant and the parties named therein, dated December 15, 1999.
 10.12**  Note and Warrant Purchase Agreement, dated March 31, 1998, among
          Registrant and the partners named therein.
 10.13**  Lease, dated March 3, 1997, between BMC Properties, LLC and
          Registrant.
 10.14**  Lease, dated June 6, 1999, between BLC Properties, LLC and
          Registrant.
 10.15*+  Source Code and Object Code License Agreement, dated December 29,
          1999, between Registrant and AudioTalk Networks, Inc.
 10.16**  Personal Services Agreement, dated November 17, 1999, between
          Registrant and Jim LeJeal.
 10.17**  Personal Services Agreement, dated November 17, 1999, between
          Registrant and Paul Berberian.
 23.1**   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 23.2**   Consent of KPMG LLP.
 24.1**   Powers of attorney (included on Page II-5).
 27**     Financial Data Schedule.

--------
*  To be filed by amendment.
+ Confidential treatment to be requested with respect to portions of these exhibits.
** Previously filed.

   (b) Financial Statement Schedules.

       Not applicable.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, County of Boulder, State of Colorado, on February 18, 2000.

                                                   /s/ Paul A. Berberian
                                          By:
                                             ----------------------------------
                                                     Paul A. Berberian
                                                     Chairman of the Board,
                                                     Chief Executive Officer
                                                     and President

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Berberian and James M. LeJeal and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

         /s/ Paul A. Berberian              Chairman of the Board,       February 18,
___________________________________________  Chief Executive Officer         2000
             Paul A. Berberian               and President (Principal
                                             Executive Officer)

          /s/ James M. LeJeal               Chief Operation Officer,     February 18,
___________________________________________  Chief Financial Officer,        2000
              James M. LeJeal                Secretary, Treasurer and
                                             Director (Principal
                                             Financial and Accounting
                                             Officer)

           /s/ Don Hutchison                Director                     February 18,
___________________________________________                                  2000
               Don Hutchison

          /s/ Bradley A. Feld               Director                     February 18,
___________________________________________                                  2000
              Bradley A. Feld

      /s/ Donald H. Parsons, Jr.            Director                     February 18,
___________________________________________                                  2000
          Donald H. Parsons, Jr.
        /s/ Carol deB. Whitaker             Director                     February 18,
___________________________________________                                  2000
            Carol deB. Whitaker


                                 EXHIBIT INDEX

 Exhibit
 No.     Description
 ------- -----------
  1.1*   Form of Underwriting Agreement.
  3.1**  Restated Certificate of Incorporation.
  3.2**  Form of Restated Certificate of Incorporation to become effective upon the closing of this offering.
  3.3**  Bylaws.
  3.4**  Amended and Restated Bylaws to become effective upon the closing of this offering.
  4.1**  Reference is made to Exhibits 3.1 through 3.4.
  4.2*   Specimen stock certificate representing shares of common stock.
  5.1*   Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
 10.1*   2000 Equity Incentive Plan.
 10.2*   2000 Employee Stock Purchase Plan.
 10.3**  Amended and Restated Stockholders' Agreement, among the Registrant, certain of its stockholders and certain of its management, dated
         November 17, 1999.
 10.4**  First Amendment to Amended and Restated Stockholders' Agreement, dated
         November 17, 1999, among the Registrant, certain of its stockholders and certain of its management, dated December 15, 1999.
 10.5**  Amended and Restated Investors' Agreement, among the Registrant and certain of its stockholders, dated November 17, 1999.
 10.6**  First Amendment to Amended and Restated Investors' Agreement, dated as of November 17, 1999, among the Registrant and certain of its stockholders, dated December 15, 1999.
 10.7**  Form of Indemnity Agreement to be entered into between Registrant and each of its directors and executive officers.
 10.8**  Series B Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated September 2, 1997.
 10.9**  Series C Preferred Stock Purchase Agreement, among Evoke and the parties named therein, as amended, dated May 27, 1998.
 10.10** Series D Preferred Stock Purchase Agreement, among Evoke and the parties named therein, as amended, dated November 17, 1999.
 10.11** First Amendment to Series D Preferred Stock Purchase Agreement, dated as of November 17, 1999 between Registrant and the parties named therein, dated December 15, 1999.
 10.12** Note and Warrant Purchase Agreement, dated March 31, 1998, among
         Registrant and the partners named therein.
 10.13** Lease, dated March 3, 1997, between BMC Properties, LLC and
         Registrant.
 10.14** Lease, dated June 6, 1999, between BLC Properties, LLC and Registrant.
 10.15*+ Source Code and Object Code License Agreement, dated December 29,
         1999, between Registrant and AudioTalk Networks, Inc.
 10.16** Personal Services Agreement, dated November 17, 1999, between
         Registrant and Jim LeJeal.
 10.17** Personal Services Agreement, dated November 17, 1999, between
         Registrant and Paul Berberian.
 23.1**  Consent of Cooley Godward LLP (included in Exhibit 5.1).
 23.2**  Consent of KPMG LLP.

--------
*  To be filed by amendment.
+ Confidential treatment to be requested with respect to portions of these exhibits.
** Previously filed.

 Exhibit
 No.     Description
 ------- -----------
 24.1**   Powers of attorney (included on Page II-5).
 27**    Financial Data Schedule.

--------
 * To be filed by amendment.
** Previously filed.
 + Confidential treatment to be requested with respect to portions of these exhibits.

                                      I-2